Exhibit 2.1

SHARE EXCHANGE AGREEMENT
BETWEEN
HAMBRECHT ASIA ACQUISITION CORP.,
THE SHAREHOLDERS OF
HONESTY GROUP HOLDINGS LIMITED,
AND
HONESTY GROUP HOLDINGS LIMITED

As of February 12, 2010

INDEX TO DISCLOSURE SCHEDULES OF HONESTY GROUP

Schedule 4.1	Honesty Group Capital Structure
Schedule 4.2	Organization and Standing
Schedule 4.3	Subsidiaries
Schedule 4.4	No Conflicts
Schedule 4.5	Consents and Approvals
Schedule 4.6	Financial Statements
Schedule 4.7	Absence of Certain Changes or Events
Schedule 4.8	Material Permits
Schedule 4.9	Real Property
Schedule 4.10	Tangible Personal Property
Schedule 4.11	Intellectual Property
Schedule 4.12	Material Contracts
Schedule 4.13	Taxes
Schedule 4.14	Employment Matters
Schedule 4.15	Litigation
Schedule 4.16	Transactions with Affiliates and Employees
Schedule 4.17	Insurance
Schedule 4.18	Compliance with Applicable Laws
Schedule 4.19	Brokers
Schedule 4.20	Environmental Matters
Schedule 4.21	No Additional Agreements
Schedule 4.22	Foreign Corrupt Practices
Schedule 4.23	Sarbanes Oxley Act of 2002
Schedule 4.24	Additional PRC Representations and Warranties
Schedule 4.25	No Other Representations

SHARE EXCHANGE AGREEMENT

This Share Exchange Agreement (this “Agreement”) is dated as of February 12, 2010 and is between Hambrecht Asia Acquisition Corp., a Cayman Islands company (“HMAUF”), Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands (the “Majority Shareholder”), and Sze Kit Ting, an individual residing at Room 2101, 21/F., Block B, Healthy Gardens, No. 560 King’s Road, North Point, Hong Kong (together with the Majority Shareholder, the “Shareholders”), and Honesty Group Holdings Limited, a private company organized under the laws of Hong Kong (“Honesty Group”).

WHEREAS, HMAUF was formed for the purpose of acquiring one or more businesses having primary operations in the People’s Republic of China (“PRC”); and

WHEREAS, Honesty Group is the sole shareholder of: (i) Guanke (Fujian) Electron Technological Industry Co., Ltd. (“Guanke”), a corporation formed under the laws of the PRC and engaged in the business of manufacturing and distributing LCD products and related technologies, principally in markets in the PRC; (ii) Guanwei (Fujian) Electron Technological Company Limited (“Guanwei”), a corporation formed under the laws of the PRC (a development stage company), and (iii) Guancheng (Fujian) Electron Technological Company Limited (“Guancheng”), a corporation formed under the laws of the PRC (a development stage company).

WHEREAS, the Board of Directors of HMAUF has determined that it is in the best interests of HMAUF, and consistent with its Amended and Restated Articles of Association, dated January 29, 2008 (the “HMAUF Charter”), and its Memorandum of Association, dated July 18, 2007, and subject to the terms and conditions of this agreement, to exchange up to 14,300,000 ordinary shares, par value $.001 per share, of HMAUF (“HMAUF Shares”) for the outstanding shares, par value HK$1.00, of Honesty Group (“Honesty Group Shares”) from the Shareholders, and the Shareholders have agreed to such a share exchange upon the terms and conditions of this Agreement (the “Share Exchange”); and

WHEREAS, the parties intend that, immediately after the exchange of the HMAUF Shares for Honesty Group Shares, HMAUF will change its name to “SGOCO Technology Ltd.”;

NOW, THEREFORE, the parties, in consideration of the foregoing and the representations, warranties covenants and agreements set forth in this Agreement, and intending to be legally bound agree as follows (capitalized terms not defined above are used with the meanings ascribed thereto in Article I — Definitions and Rules of Construction):

ARTICLE I
DEFINITIONS AND RULES OF CONSTRUCTION

Section 1.1 Definitions.  Capitalized terms used in this Agreement are used with the meanings set forth below:

“Acquisition Proposal” has the meaning set forth in Section 6.2(a).

“Announcement Filing” has the meaning set forth in Section 5.6.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Business” means the business of designing, making and distributing LCD related products and technologies and manufacturing operations of Honesty Group and its Subsidiaries taken as a whole.

“Closing” has the meaning set forth in Section 11.1.

“Combined Company” means HMAUF (renamed “SGOCO Technology, Ltd.”, assuming the name change is approved) after the Closing.

“Consent” has the meaning set forth in Section 4.5.

“Constituent Documents” means, as applicable, the articles or certificate of incorporation or formation and any memorandum of association, by-laws, operating agreement or comparable documents of any entity, each as amended to the date hereof.

“Contract” means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

“Disclosure Schedules” means the schedules of exceptions, qualifications and limitations of the representations and warranties of Honesty Group or HMAUF delivered with this Agreement, as amended from time to time.

“Earn-Out Milestone” means either the First Earn-Out Milestone or the Second Earn-Out Milestone, and “Earn-Out Milestones” means both collectively.

“Earn-Out Milestone Date” means, with respect to the First Earn-Out Milestone, the date on which HMAUF files its Form 20-F with the SEC for the year ended December 31, 2010; and with respect to the Second Earn-Out Milestone, the date on which HMAUF files its Form 20-F for the year ended December 31, 2011.

“Escrow Agent” means the Grand Pacific Investment Limited, in its capacity as escrow agent under the Escrow Agreement.

“Escrow Agreement” means the agreement among HMAUF, the Shareholders and the Escrow Agent, pursuant to which the HMAUF Shares deliverable on achievement of the Earn-Out Milestones will be held pending the Earn-Out Milestone Dates, in such form as shall be agreed to by HMAUF, the Shareholders and the Escrow Agent.

“Exchange Act” means the U.S. Securities and Exchange Act of 1934, as amended.

“Exchange Act Report” means a report on any applicable form filed with the SEC under the Exchange Act.

“FCPA” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the regulations issued pursuant thereto.

“FINRA” means Financial Industry Regulatory Authority, Inc.

“First Earn-Out Milestone” means the filing with the SEC of an Exchange Act Report where the Income from Existing Operations for the year ended December 31, 2010 from which such Exchange Act Report is derived is in excess of $15,000,000.

“Forward Purchase Contracts” means contracts between HMAUF and holders of IPO Shares pursuant to which HMAUF has agreed to repurchase IPO Shares at or following the Closing.

“Governmental Entity” means any national, federal, provincial, state or other government subdivision or jurisdiction, including each of their respective authorities, branches, departments, agencies, courts or other tribunals, instrumentalities or other subdivisions and any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

“Guancheng” has the meaning set forth in the recitals to this Agreement.

“Guanke” has the meaning set forth in the recitals to this Agreement.

“Guanwei” has the meaning set forth in the recitals to this Agreement.

“HMAUF” has the meaning set forth in the preamble to this Agreement.

“HMAUF Charter” has the meaning set forth in the preamble to this Agreement.

“HMAUF Financial Statements” has the meaning set forth in Section 5.7.

“HMAUF IPO” means the March 2008 initial public offering by HMUAF of an aggregate of 4,230,300 IPO Units.

“HMAUF Material Adverse Effect” means an event, change or occurrence that, individually or in the aggregate with other events, changes or occurrences, has materially adversely affected, or would reasonably be expected to materially adversely affect: (a) the ability of HMAUF to consummate the

Transactions, (b) the approval at the HMAUF Holders Meeting of this Agreement, the Share Exchange and the Transactions, (c) the effecting of the Warrant Amendment, or (d) the release, at the Closing, of the monies in the Trust Fund.

“HMAUF Material Contract” has the meaning set forth in Section 5.20.

“HMAUF SEC Documents” has the meaning set forth in Section 5.7.

“HMAUF Shares” has the meaning set forth in the recitals to this Agreement.

“HMAUF Recapitalization Events” has the meaning set forth in Section 8.1.

“HMAUF Holders Meeting” has the meaning set forth in Section 8.3(a).

“Honesty Group” has the meaning set forth in the recitals to this Agreement.

“Honesty Group Benefit Plans” has the meaning set forth in Section 4.14(a).

“Honesty Group Financial Statements” has the meaning set forth in Section 4.6(a).

“Honesty Group Material Adverse Effect” means an event, change or occurrence that, individually or in the aggregate with other events, changes or occurrences, has or would reasonably be expected to have a near-term or long-term effect that could be materially adverse to the Business, assets, liabilities, properties, prospects, customer or supplier relationships, condition (financial or otherwise), operations or results of operations of the Honesty Group and its Subsidiaries, taken as a whole, or would materially adversely effect the ability of the Shareholders or Honesty Group to consummate the Transactions, provided, however, that none of the following shall, in each case, be considered in determining whether an “Honesty Group Material Adverse Effect” has occurred: (a) changes in general economic or political conditions or the financing, currency or capital markets in general or changes in exchange rates or currency fluctuations, (b) changes in Laws by any Governmental Entity or changes in accounting requirements or principles, (c) changes, events or developments affecting generally the industries or markets in which Honesty Group or its Subsidiaries conduct business, including changes or developments in the use, adoption or non-adoption of technologies or industry standards, except to the extent that such changes, events or developments adversely affect Honesty Group or its Subsidiaries more than other participants in such industries or markets generally, (d) the announcement or pendency of the transactions contemplated by this Agreement or the Transaction Documents, (e) the consummation of the transactions contemplated hereby or by the Transaction Documents or any actions by Honesty Group or its Subsidiaries or the Shareholders taken pursuant to or permitted by this Agreement or the Transaction Documents or in connection with the transactions contemplated hereby or thereby, or (f) any natural disaster or any acts of terrorism, sabotage, military action or war (whether or not declared) or any escalation or worsening thereof unless it results in material physical damage to the property, plant or assets of the Business. For purposes of this definition, “changes in Laws” shall mean the adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any Law, order, protocol, practice or measure or any other requirement of Law of or by any Governmental Entity which occurs after the date of this Agreement.

“Honesty Group Shares” has the meaning set forth in the recitals to this Agreement.

“Income from Existing Operations” means the income from operations for Guanke derived from the financial information used to prepare the financial statements for the Combined Company, provided, however, costs incurred by Guanke in connection with the Transactions or the formation, capitalization or recapitalization of HMAUF (including the HMAUF Recapitalization Events) shall not be treated an expense for any period in determining whether an Earn-Out Milestone has been met.

“Intellectual Property Rights” has the meaning set forth in Section 4.11.

“IPO Share Repurchases” means (a) any redemptions with respect to the IPO Shares in connection with the HMAUF Holders Meeting or the Transactions, and (b) any purchase of IPO Shares pursuant to Forward Purchase Contracts.

“IPO Shares” means ordinary shares, par value $.001 per share, of HMAUF issued in the HMAUF IPO or upon exercise of the IPO Warrants.

“IPO Units” means units consisting of one IPO Share and one IPO Warrant issued in the HMAUF IPO.

“IPO Warrants” means the warrants exercisable for 4,239,300 ordinary shares, par value $.001 per share, of HMAUF included as part of the units issued in the HMAUF IPO.

“Knowledge” means (a) with respect to Honesty Group or the Shareholders, the actual knowledge of Burnette Or, Tin Man Or, Robert Lu, David He or Shongsheng Lu (as to the latter two, solely as to matters within their responsibility), and (b) with respect to HMAUF, the actual knowledge of Robert J. Eu, John Wang and Stephen N. Cannon.

“Land Contracts” has the meaning set forth in Section 4.9.

“Law” means any applicable law, including common law, statute, ordinance, rule, regulation, code, order, judgment, injunction, decree or judicial or administrative ruling or interpretation that is promulgated or issued by any Governmental Entity.

“Lien” means any mortgage, lien, claim, charge, restriction, right, option, adverse interest or other encumbrance of any kind.

“Litigation” means any action, suit, inquiry, notice of violation, claim, arbitration, audit, proceeding or investigation by any Person or Governmental Entity.

“Majority Shareholder” has the meaning set forth in the preamble to this Agreement.

“Material Contract” has the meaning set forth in Section 4.12(a).

“Material Permits” has the meaning set forth in Section 4.8.

“Money Laundering Laws” means the money laundering statutes in all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any Governmental Entity.

“Net Trust Proceeds” means the proceeds released from the Trust Fund at the Closing less the amount of such proceeds used or required to be used after the Closing to effect Share Repurchases (but before deducting any amounts necessary to pay the consideration for IPO Warrants surrendered for cancellation).

“OTCBB” means the electronic Over-the-Counter Bulletin Board maintained by the FINRA.

“PRC” has the meaning set forth in the recitals to this Agreement.

“Permitted Liens” means (i) such Liens as are set forth in Schedule 4.10 of the Honesty Group Disclosure Schedule, (ii) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business, (iii) Liens arising under original purchase price conditional sales Contracts and equipment leases with third parties entered into in the ordinary course of business, (iv) Liens for Taxes and other governmental charges that are not due and payable or are being contested in good faith, (v) Liens disclosed in the Honesty Group Financial Statements or the notes thereto, (vi) recorded or unrecorded easements, covenants, restrictions, rights-of-way, zoning, building restrictions and other similar matters, (vii) landlord’s or lessor’s Liens under leases to which Honesty Group or its Subsidiaries is a party, and (viii) other imperfections of title, licenses or Liens, if any, which do not materially impair the continued use and operation of the assets to which they relate in the conduct of the Business as currently conducted.

“Permits” means all franchises, licenses, permits, authorizations and approvals of any Governmental Entity necessary for a Person to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted.

“Person” means an individual, partnership, corporation, limited liability company, other unincorporated association or legal entity, or Governmental Entity.

“Proxy Statement” means a Proxy Statement for an Extraordinary General Meeting of the Shareholders and Proxy Statement and Solicitation of Written Consent for Special Meeting of the Warrantholders of HMAUF.

“Real Property” has the meaning set forth in Section 4.9.

“RedBridge” has the meaning set forth in Section 10.1(u).

“Restriction Period” has the meaning set forth in Section 7.7.

“Sarbanes-Oxley Act” has the meaning set forth in Section 5.13.

“SEC” means the U.S. Securities and Exchange Commission.

“Second Earn-Out Milestone” means the filing with the SEC of an Exchange Act Report where the Income from Existing Operations for the year ended December 31, 2011 from which such Exchange Act Report is derived is in excess of $20,000,000.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the regulations of the SEC issued pursuant thereto.

“Share Exchange” has the meaning set forth in the recitals to this Agreement.

“Shareholders” has the meaning set forth in the preamble to this Agreement.

“Shareholders’ Required Approvals” has the meaning set forth in Section 3.5.

“Sponsor Agreement” means the agreement between the Sponsors and the Shareholders of even date herewith.

“Sponsor Warrants” means warrants to purchase 1,550,000 HMAUF Shares held by the Sponsors as of the date of this Agreement.

“Sponsors” means the persons who had legal or beneficial ownership of shares or warrants to purchase shares in HMAUF prior to the HMAUF IPO, and any transferee of such shares or warrants, including AEX Enterprises Limited, W.R. Hambrecht + Co., LLC, the Hambrecht 1980 Revocable Trust, Shea Ventures LLC, Marbella Capital Partners Ltd., Robert Eu, John Wang and Steve Cannon.

“Subsidiary” and “Subsidiaries” have the meaning set forth in Section 4.3.

“Taxes” means all taxes levied or imposed by any Governmental Entity, including income, gross receipts, windfall profits, value added, severance, production, sales, use, license, excise, franchise, employment, environmental, real property, personal property, transfer, alternative minimum, estimated, withholding or other taxes, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, whether or not disputed or contested.

“Tax Returns” means all reports and returns required to be filed with respect to Taxes in any jurisdiction, including all attachments thereto.

“Tangible Personal Property” has the meaning set forth in Section 4.10.

“Transaction Documents” means the Escrow Agreement, the Registration Rights Agreement, the Sponsor Agreement, the Warrant Amendment and any other documents or instruments required to be delivered pursuant to this Agreement.

“Transactions” means the Share Exchange and the other transactions contemplated by this Agreement and the Transaction Documents, including the disbursement of the monies held in the Trust Fund.

“Trust Fund” means the “Trust Fund” as defined HMAUF’s Constituent Documents and established in connection with the HMAUF IPO for the benefit of the holders of the IPO Shares.

“Underwriter Fee Cap” has the meaning set forth in Section 8.2.

“Underwriters” has the meaning set forth in Section 8.2.

“Underwriting Agreement” has the meaning set forth in Section 8.2.

“U.S. GAAP” means generally accepted accounting principals in the United States of America as applied by the SEC to “smaller reporting companies” for periods prior to December 31, 2009 and to “foreign private issuers” for periods after December 31, 2009.

“Voting HMAUF Debt” has the meaning set forth in Section 5.1(b).

“Warrant Agreement” means the Warrant Agreement between HMAUF and Continental Stock Transfer & Trust Company dated March 7, 2008.

“Warrant Amendment” means an amendment to the terms of the Warrant Agreement, the IPO Warrants and the Sponsors Warrants that (a) entitles each holder of IPO Warrants to elect, as part of the Shareholders Meeting, to retain such holder’s IPO Warrants or to surrender such IPO Warrants for cancellation; (b) provides that any holder who has not elected to retain such holder’s IPO Warrants prior to or as part of the Shareholders Meeting shall be deemed to have surrendered such IPO Warrants for cancellation; (c) entitles the holder of each IPO Warrant surrendered for cancellation to consideration of $0.50, subject to delivery of the certificate(s) representing the IPO Warrants surrendered for cancellation and such other documentation as the Combined Company reasonably requests, (d) increases the exercise price of each Sponsor Warrant and each IPO Warrant not surrendered for cancellation from $5.00 per share to $8.00 per share, and (e) extends the expiration date of each Sponsor Warrant and each IPO Warrant not surrendered for cancellation from March 7, 2013 to March 7, 2014.

Section 1.2 Rules of Construction.

In this Agreement, unless the express context otherwise requires:

(a) the words “herein,” “hereof” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement;

(b) references to “Article” or “Section” are to the respective Articles and Sections of this Agreement, and references to “Exhibit” or “Schedule” are to the respective Exhibits annexed hereto and the Disclosure Schedules provided by the respective parties;

(c) references to a “party” means a party to this Agreement and include references to such party’s successors and permitted assigns;

(d) references to a “third party” or “third Person” means a person not party to this Agreement;

(e) the word “or” is not exclusive;

(f) the terms “dollars” and “$” means United States dollars;

(g) terms defined in the singular have a comparable meaning when used in the plural, and vice versa;

(h) the masculine pronoun includes the feminine and the neuter, and vice versa, as appropriate in the context;

(i) wherever the word “include,” “includes” or “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation” and any reference to a series of items shall be deemed to include the first and last item in the series;

(j) references to any Law means such Law as amended from time to time and includes any successor Law thereto and any regulations promulgated thereunder, including any amendments to such regulations or successor regulations;

(k) references to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and by this Agreement;

(l) any exception to a representation or warranty of this Agreement set forth in the Disclosure Schedules shall relate to any other representation or warranty to the extent such relationship is obvious from the information set forth on the face of the Schedule and shall be updated as of the Closing Date to the extent set forth in Section 9.1; and

(m) whenever this Agreement provides that Honesty Group or its Subsidiaries is required to take any actions, the Majority Stockholder shall cause Honesty Group or its Subsidiaries to take such actions; and

(n) the phrases “have heretofore been provided” or “has provided” or similar words mean that Honesty Group or the Majority Shareholder has delivered copies of such information to HMAUF; the phrase “has made available” or similar words mean that on or before the date of this Agreement, Honesty Group or the Majority Shareholder has placed copies of documents containing such information in the “data room” maintained by Guanke at its headquarters and the phrase “has provided access” or similar words means that Honesty Group or the Majority Shareholder has allowed HMAUF to review such information at Guanke’s headquarters or other facilities to the extent requested by HMAUF.

ARTICLE II
SHARE EXCHANGE

Section 2.1 Exchange of Honesty Group Shares.  Subject to the terms and conditions of this Agreement, on the Closing Date the issued and outstanding Honesty Group Shares, all of which are held by the Shareholders as set forth on Annex I hereto, shall be exchanged by HMAUF for HMAUF Shares as follows:

(a) at the Closing, 8,500,000 HMAUF Shares shall be delivered to the Shareholders, pro rata based upon their holdings of Honesty Group Shares as set forth on Annex I hereto; and

(b) at the Closing, 5,800,000 HMAUF Shares shall be issued to the Shareholders and delivered to the Escrow Agent to be held in escrow pursuant to the Escrow Agreement and delivered to the Shareholders within 10 Business Days after the respective Earn-Out Milestone Date if the applicable Earn-Out Milestone is met, as follows:

(i) in the event the First Earn-Out Milestone is met, 5,000,000 HMAUF Shares shall be released from escrow and delivered to the Shareholders pro rata based upon their holdings of Honesty Group Shares as set forth on Annex I hereto;

(ii) in the event the First Earn-Out Milestone is met and the Second Earn-Out Milestone is met, 800,000 HMAUF Shares shall be released from escrow and delivered to the Shareholders pro rata based upon their holdings of Honesty Group Shares as set forth on Annex I hereto;

(iii) in the event the First Earn-Out Milestone in not met but the Second Earn-Out Milestone is met, 5,800,000 HMAUF Shares shall be released from escrow and delivered to the Shareholders pro rata based upon their holdings of Honesty Group Shares as set forth on Annex I hereto.

(iv) if the Second Earn-Out Milestone is not met but the First Earn-Out was met, 800,000 HMAUF Shares shall be delivered to the Combined Company and returned to the status of authorized but unissued shares as of the Second Earn-Out Milestone Date; and

(v) if neither Earn-Out Milestone is met, 5,800,000 HMAUF Shares shall be delivered to the Combined Company and returned to the status of authorized but unissued shares as of the Second Earn-Out Milestone Date.

The number of HMAUF Shares payable upon meeting any Earn-Out Milestone shall be proportionately increased or decreased, or subject to such other adjustment, in the event of any stock dividend, stock split, or other recapitalization of HMAUF as may be necessary or appropriate so that the capital stock of HMAUF or other consideration delivered to the Shareholders with respect to any Earn-Out Milestone provides the Shareholders with the same economic and other benefits of ownership as the Shareholders would have received if the number of HMAUF Shares paid with respect to such Earn-Out Milestone had been delivered to the Shareholders at Closing. Without limiting the generality of the foregoing, any capital stock of HMAUF or other consideration payable with respect to the HMAUF Shares held by the Escrow Agent in connection with any stock dividend, stock split, or other recapitalization of HMAUF shall be issued or paid by HMAUF to the Escrow Agent at the same time that capital stock of HMAUF or other consideration is issued or paid to other shareholders of HMAUF in connection with such stock dividend, stock split, or other recapitalization of HMAUF.

Section 2.2 Registration Rights.  HMAUF shall provide registration rights to the Shareholders and their successors and permitted assigns in respect of the HMAUF Shares to be received by them pursuant to Section 2.1. The terms and conditions of such registration rights shall be substantially similar to the registration rights granted by HMAUF to the Sponsors and shall be set forth in an agreement to be executed and delivered by HMAUF and the Shareholders at the Closing (the “Registration Rights Agreement”).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each Shareholder, severally and not jointly, represents and warrants to HMAUF as of the date hereof and as of the Closing as follows:

Section 3.1 Good Title.  Such Shareholder is the registered and beneficial owner of Honesty Group Shares appearing opposite its name on Annex I and has good and valid title to such Honesty Group Shares, with the right and authority to sell and deliver such Honesty Group Shares. Upon delivery of any certificate or certificates representing Honesty Group Shares, duly assigned, upon the terms and conditions of this Agreement, and/or upon registering of HMAUF as the new owner of such Honesty Group Shares in the share register of Honesty Group, HMAUF will receive good title to such Honesty Group Shares, free and clear of all Liens.

Section 3.2 Organization and Standing.  If such Shareholder is not an individual, such Shareholder is an organization duly organized, validly existing and, to the extent relevant, in good standing, under the laws of the jurisdiction of its organization.

Section 3.3 Authority; Execution and Delivery; Enforceability.  Such Shareholder has all requisite corporate or other power and authority to execute and deliver this Agreement and the Transaction Documents to which such Shareholder is a party and to consummate the Transactions. The execution and delivery of this Agreement by such Shareholder and the consummation by such Shareholder of the Transactions have been duly authorized and no other corporate or other proceedings on the part of such Shareholder are necessary to authorize this Agreement and the Transactions. This Agreement is, and upon the satisfaction or waiver of the conditions set forth in Section 10.2, the Transaction Documents to which such Shareholder is a party will be, duly executed and delivered by such Shareholder and constitute or will constitute the valid, binding, and enforceable obligation of such Shareholder, enforceable against such Shareholder in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 3.4 No Conflicts.  The execution and delivery by such Shareholder of this Agreement or any of the Transaction Documents and the consummation of the Transactions and compliance with the terms hereof and thereof by such Shareholder will not conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of Honesty Group or any of its Subsidiaries under, any provision of such Shareholder’s Constituent Documents or any Contract to which such Shareholder is a party.

Section 3.5 Consents and Approvals.  No consent, approval, license, permit, order or authorization of, or registration, declaration or filing with, any third party or any Governmental Entity (“Shareholders’ Required Approvals”) is required to be obtained or made by or with respect to such Shareholder in connection with the execution and delivery by such Shareholder of this Agreement or any of the Transaction Documents or the consummation of the Transactions or compliance with the terms hereof and thereof by such Shareholder, except for: (a) such Shareholders’ Required Approvals as may be required under applicable federal or state securities laws and the securities laws of any foreign country, (b) in the case of the Majority Shareholder, approval by owners of the Majority Shareholder, which approval has been obtained, and (c) such other Shareholders’ Required Approvals which, if not obtained or made, would not, individually or in the aggregate, have an Honesty Group Material Adverse Effect.

Section 3.6 Intent; Accredited Investor; Non-U.S. Persons.

(a) Such Shareholder has been advised that the offer and sale of HMAUF Shares have not been registered under the Securities Act or any other securities laws and, therefore, the HMAUF Shares issued pursuant to this Agreement may not be resold unless the HMAUF Shares are registered under the Securities Act and applicable securities laws or unless an exemption from such registration requirements is available. If such Shareholder is not an individual, such Shareholder was not formed solely for the purpose of investing in the Honesty Group Shares or effecting the Transactions. Such Shareholder is acquiring the HMAUF Shares to be acquired by such Shareholder hereunder for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof. Such Shareholder represents that it is an “accredited investor” as such term is defined in Rule 501 of Regulation D, promulgated under the Securities Act.

(b) Such Shareholder understands that the HMAUF Shares are being offered and will be sold in reliance on an exemption from the registration requirements of federal and state securities laws, and that HMAUF is relying upon the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of such Shareholder set forth in this Section 3.6 in order to determine the applicability of such exemption and the suitability of such Shareholder to purchase the HMAUF Shares. The representations, warranties and agreements contained in this Section 3.6 are true and correct as of the date hereof and may be relied upon by HMAUF, and such Shareholder will notify HMAUF immediately of any change in any such representations and warranties which may occur prior to the Closing.

Section 3.7 Foreign Corrupt Practices.  Neither such Shareholder or any of its affiliates, nor, to such Shareholder’s Knowledge, any officer, director, employee or representative of such Shareholder or its affiliates has, in the course of its actions for, or on behalf of, Honesty Group or the Business: (a) used any funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Honesty Group Material Adverse Effect.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HONESTY GROUP

Subject to the exceptions set forth in the Disclosure Schedule of Honesty Group, Honesty Group and the Shareholders make the following representations as of the date hereof and as of the Closing (references to Schedules in this Article IV are to the Disclosure Schedules of Honesty Group):

Section 4.1 Honesty Group Capital Structure.  The registered capital of Honesty Group and the total number of shares and type of all authorized, issued and outstanding capital stock of Honesty Group are set forth on Schedule 4.1. Except as set forth on Schedule 4.1: (i) no shares of capital stock or other voting securities of Honesty Group are issued, reserved for issuance or outstanding; (ii) all outstanding shares of the capital stock of Honesty Group are duly authorized, validly issued, fully paid and nonassessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Honesty Group Constituent Documents or any Contract to which Honesty Group, any Subsidiary or any of the Shareholders is a party or otherwise bound; (iii) there are no bonds, debentures, notes or other indebtedness of Honesty Group convertible into capital stock of Honesty Group or otherwise having any right to vote, or convertible into, or exchangeable for, securities having the right to vote, on any matters on which holders of the shares of capital stock of Honesty

Group may vote; (iv) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Honesty Group is a party or is bound (A) obligating Honesty Group to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity or voting interest in, Honesty Group, (B) obligating Honesty Group to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (C) giving any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the capital stock of Honesty Group; and (v) as of the date of this Agreement, there are no outstanding contractual obligations of Honesty Group to repurchase, redeem or otherwise acquire any shares of Honesty Group capital stock.

Section 4.2 Organization and Standing.  Each of Honesty Group and its Subsidiaries is duly organized, validly existing and in good standing (or any analogous concept applicable in the relevant jurisdiction) under the laws of its jurisdiction of organization. Each of Honesty Group and its Subsidiaries is duly qualified to do business in each of the jurisdictions in which property owned, leased or operated by it or the nature of the business which it conducts requires qualification, except where the failure to so qualify would not reasonably be expected, individually or in the aggregate, to result in an Honesty Group Material Adverse Effect. Each of Honesty Group and its Subsidiaries has all requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted and, subject to necessary approvals of the relevant Governmental Entities, as presently contemplated to be conducted. Honesty Group has delivered to HMAUF true and complete copies of the Constituent Documents of Honesty Group and the Subsidiaries, as amended through the date of this Agreement.

Section 4.3 Subsidiaries.  Guanke, Guancheng and Guanwei are the only subsidiaries of Honesty Group (each a “Subsidiary” and collectively the “Subsidiaries”) and each is incorporated under the Laws of the PRC. Except as set forth on Schedule 4.3, Honesty Group does not directly or indirectly own any other equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. Except as set forth on Schedule 4.3, Honesty Group is the direct or indirect owner of all outstanding shares of capital stock of each of the Subsidiaries, and all such shares are duly authorized, validly issued, fully paid and nonassessable and are owned by Honesty Group free and clear of all Liens, charges, claims or encumbrances or rights of others. There are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements of any character relating to the issued or unissued capital stock or other securities of any Subsidiaries of Honesty Group or otherwise obligating any Subsidiaries of Honesty Group to issue, transfer, sell, purchase, redeem or otherwise acquire any such securities.

Section 4.4 No Conflicts.  The execution and delivery of this Agreement or any of the Transaction Documents by the Shareholders and the consummation by the Shareholders of the Transactions and compliance with the terms hereof and thereof will not: (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of Honesty Group and its Subsidiaries under, any provision of: (i) any Honesty Group Constituent Document; or (ii) any Material Contract to which Honesty Group or any of its Subsidiaries is a party or to or by which it or any of its assets and properties is subject or bound; (b) upon satisfaction of the matters referred to on Schedule 4.4, conflict with any material judgment or Law applicable to Honesty Group and its Subsidiaries, or their respective properties or assets, (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Material Permit applicable to Honesty Group or its Subsidiaries; (d) terminate or modify, or give any third party the right to terminate or modify, the provisions or terms of any Material Contract or Material Permit to which Honesty Group or any of its Subsidiaries is a party; (e) cause Honesty Group or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax; or (f) cause any of the assets owned by Honesty Group or any of its Subsidiaries to be reassessed or revalued by any Governmental Entity, except, in the case of clauses (a)(ii), (b), (c), (d) and (e)

above, any such items that, individually or in the aggregate, have not had and are not reasonably expected to have an Honesty Group Material Adverse Effect.

Section 4.5 Consents and Approvals.  Except as set forth on Schedule 4.5, no consent, approval, license, permit, order or authorization of, or registration, declaration or filing with (each, a “Consent”), or permit from any third party or any Governmental Entity is required to be obtained or made by or with respect to Honesty Group or any Subsidiary, in connection with the execution, delivery and performance of this Agreement or the Transaction Documents or the consummation of the Transactions, except for (a) such Consents as may have already been obtained, (b) the Consents listed on Schedule 4.5, and (c) such other Consents which, if not obtained or made, would not have an Honesty Group Material Adverse Effect.

Section 4.6 Financial Statements.

(a) The consolidated audited financial statements for the fiscal years ended December 31, 2007, 2008 and 2009 of Honesty Group and its Subsidiaries (collectively, the “Honesty Group Financial Statements”) have been prepared in accordance with U.S. GAAP, applied on a consistent basis throughout the periods indicated. Honesty Group Financial Statements fairly present in all material respects the financial condition and operating results, change in stockholders’ equity and cash flows of Honesty Group and its Subsidiaries, as of the dates, and for the periods indicated therein, and are accompanied by an unqualified opinion of an internationally recognized and U.S. registered independent public accounting firm qualified to practice before the Public Company Accounting Oversight Board. Honesty Group does not have any material liabilities or obligations, contingent or otherwise, other than (i) liabilities reflected on the Honesty Group Financial Statements or incurred in the ordinary course of business subsequent to December 31, 2009, and (ii) obligations under contracts and commitments incurred in the ordinary course of business and not required under Chinese Accounting Principles to be reflected in Honesty Group Financial Statements, which, in both cases, individually or in the aggregate, would not be reasonably expected to result in an Honesty Group Material Adverse Effect.

(b) To the extent that the balance sheet as at December 31, 2009 included in Honesty Group Financial Statements (the “Honesty Group Balance Sheet”) reflects any outstanding loans to or from any Shareholders, all such loans have been repaid or forgiven, as applicable, and are no longer outstanding as of the date hereof.

(c) The books of account, minute books and shareholder records of Honesty Group and its Subsidiaries made available to HMAUF are complete and accurate in all material respects, and there have been no material transactions involving Honesty Group or any of its Subsidiaries which are required to be set forth therein and which have not been so set forth.

Section 4.7 Absence of Certain Changes or Events.  Except as disclosed in the Honesty Group Financial Statements or Schedule 4.7, from December 31, 2009 to the date of this Agreement, Honesty Group and its Subsidiaries have conducted their respective businesses only in the ordinary course, and during such period there has not been:

(a) any change in the assets, liabilities, financial condition or operating results of Honesty Group and its Subsidiaries except changes in the ordinary course of business and changes that have not caused, in the aggregate, an Honesty Group Material Adverse Effect;

(b) any damage, destruction or loss to, or any material interruption in the use of, any of the assets of Honesty Group or any of its Subsidiaries (whether or not covered by insurance) that has had or is reasonably expected to have an Honesty Group Material Adverse Effect;

(c) any Lien created or suffered to exist by Honesty Group or any of its Subsidiaries on any material properties or assets, except Liens for taxes not yet due or payable and Liens that arise in the ordinary course of business and do not materially impair the ownership or use of such property or assets;

(d) any loans or guarantees made by Honesty Group or any of its Subsidiaries to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;

(e) any alteration of the method of accounting, accounting practice or the identity of auditors of Honesty Group or any of its Subsidiaries;

(f) any declaration, accrual, set aside or payment of any dividend or any other distribution of cash or other property in respect of any shares of capital stock of Honesty Group or any of its Subsidiaries or any purchase, redemption or agreements to purchase or redeem by Honesty Group or any of its Subsidiaries of any shares of capital stock or other securities;

(g) any sale, issuance or grant, or authorization of the issuance of equity securities of Honesty Group or any of its Subsidiaries, except pursuant to existing stock option plans of Honesty Group or any of its Subsidiaries;

(h) any amendment to any Constituent Document of Honesty Group or any Subsidiary, or any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction involving Honesty Group or any of its Subsidiaries;

(i) any creation of any subsidiary of Honesty Group or any of its Subsidiaries or acquisition by Honesty Group or any of its Subsidiaries of any equity interest or other interest in any other Person;

(j) any obligation or commitment by Honesty Group or any of its Subsidiaries to do any of the things described in clauses (a) to (i) of this Section 4.7.

Section 4.8 Material Permits.  Honesty Group and its Subsidiaries possess, or will possess prior to the Closing, all Permits other than those Permits the failure of which to have would not have an Honesty Group Material Adverse Effect (“Material Permits”). The Material Permits are listed and described on Schedule 4.8. All such Material Permits are in full force and effect and Honesty Group or the Subsidiary to which such Material Permits are issued or whose business, operations or assets are subject to the Material Permits have complied with all terms of such Material Permits, except where instances of such noncompliance, individually or in the aggregate, have not had and are not reasonably expected to have, an Honesty Group Material Adverse Effect. Neither Honesty Group nor any of its Subsidiaries has received written notice that it is in default under or violation of any of such Material Permits. Neither the execution and delivery of this Agreement or the Transaction Documents nor the consummation of the Transactions or compliance by the Shareholders with any of the provisions hereof or thereof will, under the terms of any Material Permit or the Law under which such Material Permit was granted result in any suspension, revocation, impairment, forfeiture or nonrenewal of such Material Permit.

Section 4.9 Real Property.  Schedule 4.9 contains a complete list of all Land Use Right Granting Contracts (the “Land Contracts”) under which any real property is possessed by Honesty Group or any of its Subsidiaries (the “Real Property”). None of Honesty Group or any of its Subsidiaries has granted any lease, sublease, tenancy or license of any portion of the Real Property. The use of the Real Property complies with all applicable Laws except where the failure to so comply would not have an Honesty Group Material Adverse Effect.

Section 4.10 Tangible Personal Property.   Honesty Group and its Subsidiaries are in possession of and have good title to, or have valid leasehold interests in or valid contractual rights to use, all tangible personal property material to the conduct of the Business (the “Tangible Personal Property”). All Tangible Personal Property is free and clear of all Liens, other than Permitted Liens, and is in good order and condition, ordinary wear and tear excepted, and its use complies with all applicable Laws except where the failure to so comply would not have an Honesty Group Material Adverse Effect.

Section 4.11 Intellectual Property.  Honesty Group and its Subsidiaries own or otherwise have the right to use any patents, trademarks, trade names, service marks, domain names, copyrights, and any applications therefor, trade secrets, computer software programs, and tangible or intangible proprietary information or material which are material to the conduct of the Business (the “Intellectual Property Rights”). No Litigation is pending or, to the Knowledge of the Shareholders, threatened that asserts that Honesty Group or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any intellectual property right of another Person. To the Knowledge of the Shareholders, no Person is infringing the rights of Honesty Group or any of its Subsidiaries with respect to any Intellectual Property Right material to the conduct of the Business.

Section 4.12 Material Contracts.

(a) Schedule 4.12 lists all Contracts of Honesty Group and its Subsidiaries in existence or by which Honesty Group or its Subsidiaries or their assets are bound as of the date of this Agreement with respect to the following (collectively, “Material Contracts”):

(i) any Contract or other obligation for borrowed money or other indebtedness of Honesty Group or its Subsidiaries in excess of USD $1,000,000 and any Contract pursuant to which Honesty Group or its Subsidiaries has guaranteed or assumed the obligations of any other Person;

(ii) any Contract prohibiting or materially restricting the ability of Honesty Group or any of its Subsidiaries to conduct the Business, to engage in any business or operate in any geographic area or to compete with any Person;

(iii) any Real Estate Leases;

(iv) any licenses of Intellectual Property Rights material to the Business;

(v) any employment contract, collective bargaining agreement, or similar employment obligation, other than those imposed by Law;

(vi) all Honesty Group Benefit Plans; and

(vii) any other material contract that would be required to be filed pursuant to Item 601(b)(10) of Regulation S-K promulgated by the SEC.

(b) None of Honesty Group nor any of its Subsidiaries is in violation of or in default under any Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations, breaches and defaults that, individually or in the aggregate, have not had and is not reasonably expected to have an Honesty Group Material Adverse Effect. None of Honesty Group nor any of its Subsidiaries has received written notice of, or has Knowledge of, any violation or breach of, default under, or acceleration of any Material Contract or any proposed cancellation, revocation or termination of any Material Contract to which it is a party, except in each such case for violations, breaches, defaults, acceleration rights, cancellation, revocation or termination rights and other rights that have not had and are not reasonably expected to have an Honesty Group Material Adverse Effect.

Section 4.13 Taxes.

(a) Honesty Group and its Subsidiaries have timely filed, or have caused to be timely filed on their behalf, all Tax Returns that are or were required to be filed by or with respect to any of them, either separately or as a member of group of corporations, pursuant to applicable Laws. All Tax Returns filed by or that include on a consolidated basis Honesty Group and its Subsidiaries were, in all material respects, true, complete and accurate. Neither Honesty Group nor any of its Subsidiaries has requested any extension of time within which to file any Tax Return, which Tax Return has not since been filed. Neither Honesty Group nor any of its Subsidiaries has executed any outstanding waivers or comparable consents regarding the application of the statute of limitations with respect to any Taxes or Tax Returns. No power of attorney currently in force has been granted by Honesty Group or any of its Subsidiaries concerning any Taxes or Tax Return. There are no material unpaid Taxes claimed in writing to be due by any Governmental Entity in charge of taxation of any jurisdiction.

(b) Neither Honesty Group nor any of its Subsidiaries has received any notice that any Governmental Entity will audit or examine (except for any general audits or examinations routinely performed by such Governmental Entities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period since January 1, 2007.

(c) Honesty Group Financial Statements reflect an adequate reserve for all Taxes that to the Knowledge of Honesty Group are payable by Honesty Group and its Subsidiaries (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. None of Honesty Group or its Subsidiaries is a party to or bound by any Tax indemnity, Tax sharing or similar agreement and Honesty Group and its Subsidiaries currently have no material liability and will not have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law.

(d) Neither Honesty Group nor any of its Subsidiaries (i) is currently engaged in the conduct of a trade or business within the United States; (ii) is a corporation or other entity organized or incorporated in the United States; and (iii) owns or has ever owned any United States real property interests as described in Section 897 of the Code.

(e) No stamp or other issuance or transfer taxes or duties and no capital gains, income, withholding or other taxes are payable by or on behalf of HMAUF to any Governmental Entity in Cayman Islands, Hong Kong, the PRC or any other applicable jurisdiction or any political subdivision or taxing authority thereof or therein (other than on the net income of HMAUF where the net income of HMAUF is otherwise subject to taxation by the applicable jurisdiction) in connection with the Transactions except as set forth on Schedule 4.13.

(f) This Section 4.13 contains the sole and exclusive representations and warranties of Honesty Group, its Subsidiaries and the Shareholders with respect to any matter relating to Taxes or Tax returns.

Section 4.14 Employment Matters.

(a) Except for the benefit plans set forth in Schedule 4.14 (collectively, the “Honesty Group Benefit Plans”) and plans required by applicable Law, none of Honesty Group nor any of its Subsidiaries maintains any collective bargaining agreement or any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Honesty Group or any such Subsidiary. Neither the execution and delivery of this Agreement nor the consummation of the Transactions will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of Honesty Group or any such Subsidiary. The consummation of the Transactions will not trigger any severance or termination agreements or arrangements between Honesty Group or any of its Subsidiaries and any of their respective current or former employees, officers or directors, nor does Honesty Group have any general severance plan or policy.

(b) Except for disputes, agreements and other matters that, individually or in the aggregate, would not have an Honesty Group Material Adverse Effect: (i) there are no collective bargaining or other labor union agreements to which Honesty Group or any of its Subsidiaries is a party or by which it is bound; (ii) no labor dispute exists or, to the Knowledge of the Shareholders, is imminent with respect to the employees of Honesty Group or any of its Subsidiaries; (iii) there is no strike, work stoppage or other labor dispute involving Honesty Group or any of its Subsidiaries pending or, to the Knowledge of the Shareholders, threatened; (iv) no complaint, charge, action or other proceeding by or before any Governmental Entity brought by or on behalf of any employee, prospective employee, former employee, retiree, labor organization or other representative of its employees is pending or, to the Knowledge of the Shareholders, threatened against Honesty Group or any of its Subsidiaries; (v) no grievance is pending or, to the Knowledge of the Shareholders, threatened against Honesty Group or any of its Subsidiaries; and (vi) neither Honesty Group nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entities relating to employees or employment practices.

Section 4.15 Litigation.  To the Knowledge of the Shareholders, there is no Litigation pending or threatened in writing against or affecting Honesty Group, its Subsidiaries, any of their respective officers or directors in their capacities as such, or any of their properties, which would, if there were an unfavorable decision have an Honesty Group Material Adverse Effect. To the Knowledge of the Shareholders, there is no judgment imposed upon Honesty Group, any of its Subsidiaries, any of their respective officers or directors in their capacities as such, or any of their respective properties, that is reasonably expected to have an Honesty Group Material Adverse Effect. To the Knowledge of the Shareholders, neither Honesty Group, any of its Subsidiaries nor any director or officer thereof (in his or her capacity as such), is or has been the subject of any action or other proceeding involving a claim of violation of or liability under the securities laws of any Governmental Entity or a claim of breach of fiduciary duty.

Section 4.16 Transactions with Affiliates and Employees.  Except as disclosed in the Honesty Group Financial Statements or in Schedule 4.16, none of the officers, directors or employees of Honesty Group or any of its Subsidiaries is presently a party, directly or indirectly, to any transaction with Honesty Group or any of its Subsidiaries (other than for services as employees, officers and directors), including any Contract providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any such officer, director or employee or, to the Knowledge of the Shareholders, any entity in which any such officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

Section 4.17 Insurance.  Honesty Group has made available to HMAUF, prior to the date of this Agreement, true and correct copies of all contracts of insurance or indemnification, as amended and supplemented to which Honesty Group or any of its Subsidiaries is a party. Honesty Group and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the Business and in the geographic areas where any of them engages in the Business. To the Knowledge of the Shareholders, there are no matters which cause them to believe that Honesty Group and its Subsidiaries will not be able to renew their existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue the Business on terms consistent with the market for Honesty Group’s or any of its Subsidiaries’ Business.

Section 4.18 Compliance with Applicable Laws.  Honesty Group and its Subsidiaries are in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have an Honesty Group Material Adverse Effect. Neither Honesty Group nor any of its Subsidiaries has received any written notice during the past two years from a Governmental Entity alleging that Honesty Group or any such Subsidiary is not in compliance in any material respect with any applicable Law.

Section 4.19 Brokers.  No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with this Agreement or the Transactions based upon arrangements made by or on behalf of Honesty Group or any of its Subsidiaries other than RedBridge.

Section 4.20 Environmental Matters.  To the Knowledge of the Shareholders, each of Honesty Group and its Subsidiaries is in substantial compliance with, and has not been and is not in material violation of or subject to any material liability under, any Environmental Law, and Honesty Group does not have any basis to expect, nor has Honesty Group and its Subsidiaries, nor any other Person for whose conduct they are or may be held to be responsible, received any written order or notice from: (a) any Governmental Entity or private citizen acting in the public interest, or (b) the current or prior owner or operator of any Owned Real Property or real property subject to any Real Property Lease, of any actual or potential material violation by Honesty Group or any of its Subsidiaries, or failure by Honesty Group or any of its Subsidiaries to comply with, any environmental Law, or of any actual or threatened material obligation by Honesty Group or any of its Subsidiaries to undertake or bear the cost of any liabilities under the environmental Laws with respect to any property or facility at or to which hazardous materials were generated, manufactured, refined, transferred, imported, used, or processed by Honesty Group, its Subsidiaries or any other Person for whose conduct Honesty Group is or may be held legally responsible, or from any such Hazardous Materials have been transported, treated, stored, handled, transferred, disposed, recycled, or received. This Section 4.20 contains the sole and exclusive representations and warranties of the Shareholders with respect to any matter relating to environmental or hazardous substances matters.

Section 4.21 No Additional Agreements.  None of Honesty Group or its Subsidiaries nor the Shareholders has any agreement or understanding with HMAUF or its affiliates with respect to the Transactions contemplated by this Agreement other than as specified in this Agreement and the letter of intent, dated July 31, 2009, from HMAUF to Honesty Group.

Section 4.22 Foreign Corrupt Practices.  Neither Honesty Group or any of its Subsidiaries, nor, to the Shareholders’ Knowledge, any officer, director, employee or representative of Honesty Group or any of its Subsidiaries has, in the course of its actions for, or on behalf of, Honesty Group or any of its Subsidiaries: (a) used any funds of Honesty Group or any of its Subsidiaries or due to Honesty Group or any of its Subsidiaries for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Honesty Group Material Adverse Effect.

Section 4.23 Sarbanes-Oxley Act of 2002.  Upon consummation of the Share Exchange, Honesty Group and its Subsidiaries shall be in material compliance with all provisions of the Sarbanes-Oxley Act applicable to it as of the Closing, except for instances of noncompliance that, individually and in the aggregate, would not reasonably be expected to cause the Combined Company, Honesty Group or its Subsidiaries to be in material non-compliance with the Sarbanes-Oxley Act immediately after the Closing, assuming the accuracy of the representations of HMAUF in Sections 5.7 and 5.13 hereof, the compliance by HMAUF with its obligations under this Agreement, and that the Combined Company qualifies as a “foreign private issuer” as such term is defined in Rule 3b-4 promulgated under the Exchange Act. There has been no change in the accounting policies of Honesty Group or its Subsidiaries since inception except as described in the notes to the Honesty Group Financial Statements. Neither Honesty Group, its Subsidiaries, nor, to the Knowledge of the Shareholders, any representative of Honesty Group or its Subsidiaries, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Honesty Group or its Subsidiaries or their respective internal accounting controls, including any complaint, allegation, assertion or claim that Honesty Group or its Subsidiaries have engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to the accounting or auditing practices of Honesty Group and its Subsidiaries, procedures methodologies or methods of Honesty Group and its Subsidiaries or their respective internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course of business in connection with the preparation and review of the financial statements and periodic reports of Honesty Group and its Subsidiaries. To the Knowledge of the Shareholders, no attorney representing Honesty Group or its Subsidiaries, whether or not employed by Honesty Group or its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Honesty Group or its Subsidiaries or any of their respective officers, directors, employees or agents to the Honesty Group Board or any committee thereof or to any director or officer of Honesty Group. To the Knowledge of the Shareholders, no employee of Honesty Group or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 4.24 Additional PRC Representations and Warranties.

(a) All material consents, approvals, authorizations or licenses requisite under PRC Law for the due and proper establishment and operation of the Subsidiaries have been duly obtained from the relevant PRC Governmental Entity and are in full force and effect.

(b) All filings and registrations with applicable PRC Governmental Entities required in respect of the Company and its Subsidiaries and their respective operations including, without limitation, the registration with and/or approval by the Ministry of Commerce, the State Administration of Industry and Commerce, the State Administration for Foreign Exchange, tax bureau and customs offices and other

PRC Governmental Entities that administer foreign investment enterprises have been duly completed in accordance with the relevant PRC Laws.

(c) Except as set forth on Schedule 4.24, the Company and its Subsidiaries have complied with all relevant PRC laws and regulations regarding the contribution and payment of the Subsidiaries’ registered share capital.

(d) Neither the Company nor any of its Subsidiaries is in receipt of any letter or notice from any relevant PRC Governmental Entity notifying it of the revocation, or otherwise questioning the validity, of any licenses or qualifications issued to it or any subsidy granted to it by any PRC Governmental Entity for non-compliance with the terms thereof or with applicable PRC Laws, or the need for compliance or remedial actions in respect of the activities carried out by the Company or any of its Subsidiaries.

(e) The Subsidiaries have conducted their respective business activities within the permitted scope of business or have otherwise operated their respective businesses in compliance, in all material respects, with all relevant legal requirements and with all requisite licenses and approvals granted by competent PRC Governmental Entities. As to licenses, approvals and government grants and concessions requisite or material for the conduct of any part of the Subsidiaries’ business which is subject to periodic renewal, to the Knowledge of Honesty Group there are no grounds on which such requisite renewals will not be granted by the relevant PRC Governmental Entities.

(f) With regard to employment and staff or labor, except as set forth on Schedule 4.24, the Subsidiaries have complied, in all material respects, with all applicable PRC Laws, including without limitation, Laws pertaining to welfare funds, social benefits, medical benefits, insurance, retirement benefits, pensions or the like.

Section 4.25 No Other Representations.  Except for the representations and warranties set forth in this Article IV, and with respect to each Shareholder severally and not jointly, in Article III, none of the Shareholders nor Honesty Group or its Subsidiaries, nor any other Person on its or their behalf, makes any express or implied representation or warranty with respect to the Shareholders, Honesty Group, its Subsidiaries, the Business or the Transactions. Notwithstanding any representation made in this Agreement, none of the Shareholders, Honesty Group or its Subsidiaries nor any other Person on its or their behalf makes any representation, warranty or covenant of any kind in respect of the future revenues, expenses, expenditures, results of operations or prospects, or any other projections or other forward-looking information.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF HMAUF

Except as set forth in the Disclosure Schedule of HMAUF delivered simultaneously with this Agreement (the “HMAUF Disclosure Schedule”), HMAUF represents and warrants to the Shareholders as of the date of this Agreement and the Closing Date as follows (references to Schedules in this Article V are to the HMAUF Disclosure Schedule):

Section 5.1 Capital Structure.

(a) Schedule 5.1(a) sets forth, as of the date hereof, a true and complete summary of the share capitalization of HMAUF and all the outstanding options, warrants or other rights to acquire any share capital of HMAUF. Other than as set forth on Schedule 5.1(a): (i) there are no options, warrants or other rights outstanding which give any Person the right to acquire any share capital of HMAUF or to subscribe to any increase of any share capital of HMAUF; and (ii) there are no claims, disputes, arbitrations or Litigation involving HMAUF with respect to the share capital of HMAUF. Except as set forth on Schedule 5.1(a): all outstanding shares of the capital stock of HMAUF are, and all such shares that may be issued prior to the Closing Date will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the HMAUF Constituent Documents or any Contract to which HMAUF is a party or otherwise bound; and (iii) there are no outstanding contractual obligations of HMAUF to repurchase, redeem or otherwise acquire any shares of capital stock of HMAUF except as described in the HMAUF Constituent Documents or the final Prospectus for the HMAUF IPO as filed with the SEC.

(b) Except as set forth in Schedule 5.1(b): (i) there are no bonds, debentures, notes or other indebtedness of HMAUF having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Common Stock may vote (“Voting HMAUF Debt”); and (ii) there are no options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which HMAUF is a party or by which it is bound (A) obligating HMAUF to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, HMAUF or any Voting HMAUF Debt, or (B) obligating HMAUF to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking.

(c) Except as set forth in Schedule 5.1(c), HMAUF is not a party to any agreement granting any security holder of HMAUF the right to require HMAUF to register shares of the capital stock or other securities of HMAUF held by such security holder under the Securities Act or to include any securities of such security holder in any other registration statement filed by HMAUF. The shareholder list provided to Honesty Group is a current shareholder list generated by HMAUF’s stock transfer agent, and such list accurately reflects all of the issued and outstanding shares of HMAUF’s capital stock as of its date.

Section 5.2 Organization and Standing.  HMAUF is duly organized, validly existing and in good standing under the laws of the Cayman Islands. HMAUF is a shell company as defined in Rule 12b-2 promulgated under the Exchange Act and has no operations, tangible assets, property owned or leased or other activities other than as described in the HMAUF SEC Documents and activities related to the Transactions. HMAUF is not required to qualify to do business any jurisdiction other than the Cayman Islands.

Section 5.3 Authority; Execution and Delivery; Enforceability.  HMAUF has all requisite corporate power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the Transactions, and upon consummation of the Transactions, to own and operate Honesty Group and its Subsidiaries and the Business. The execution and delivery by HMAUF of this Agreement and the Transaction Documents to which it is a party, and the consummation by HMAUF of the Transactions, have been duly authorized and approved by the HMAUF Board of Directors and no other corporate proceedings on the part of HMAUF are necessary to authorize this Agreement and the Transactions other than the Holder Approval. Except for the Holder Approval, all action, corporate and otherwise, necessary to be taken by HMAUF to authorize the execution, delivery and performance of this Agreement, the Transaction Documents and all other agreements and instruments delivered by HMAUF in connection with the Transactions has been duly and validly taken. Each of this Agreement and the Transaction Documents to which HMAUF is a Party has been duly executed and delivered by HMAUF and constitutes the valid, binding, and enforceable obligation of HMAUF, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or similar laws of general application now or hereafter in effect affecting the rights and remedies of creditors and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity.

Section 5.4 No Subsidiaries or Equity Interests.  HMAUF does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

Section 5.5 No Conflicts.  Except as set forth in Schedule 5.5, the execution and delivery of this Agreement or any of the Transaction Documents by HMAUF and the consummation of the Transactions and compliance with the terms hereof and thereof will not: (a) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the assets and properties of HMAUF under, any provision of: (i) any HMAUF Constituent Document; (ii) any HMAUF Material Contract to which HMAUF is a party or to or by which it (or any of its assets and properties) is subject or bound; or (iii) any HMAUF Material Permit; (b) subject to the filings and other matters referred to in Section 5.6, conflict with any material Law applicable to HMAUF or its properties or assets; (c) result in any suspension, revocation, impairment, forfeiture or nonrenewal of any Permit applicable to HMAUF; or (d) cause any of the assets of HMAUF, including the Trust Fund, to be reassessed or revalued.

Section 5.6 Consents and Approvals.  Except as set forth in Schedule 5.6, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to HMAUF in connection with the execution, delivery and performance of this Agreement, the Transaction Documents to which it is a Party or the consummation of the Transactions, other than: (i) the filing with the SEC of a Form 6-K after the execution of this Agreement disclosing the terms of this Agreement and the Transactions, among other things (the “Announcement Filing”); (ii) the filing with the SEC of Form 6-K containing as an exhibit a proxy statement in compliance with applicable law and all other proxy materials for the HMAUF Holders Meeting and the approval, among others, of this Agreement, the Transactions and the Warrant Amendment in such HMAUF Holders Meeting (the “Holder Approval”); (iii) the filing of a Form 20-F with the SEC after the Closing Date; (v) any filings as required under applicable securities laws of the United States and the securities laws of any foreign country; (v) any filing required by the OTCBB; (vi) the procurement of such other consents, authorizations, filings, approvals and registrations which, if not obtained or made, would not have a Material Adverse Effect on HMAUF and would not prevent, or materially alter or delay, consummation of any of the Transactions.

Section 5.7 SEC Documents; Financial Statements.  HMAUF has filed all reports, schedules, forms, statements and other documents required to be filed by HMAUF with the SEC since September 18, 2007, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act and, as of the Closing Date, will have filed all such reports, schedules, forms, statements and other documents required to be filed by HMAUF with the SEC in connection with this Agreement and the Transactions (collectively, the “HMAUF SEC Documents”). As of its respective filing date, each HMAUF SEC Document complied, or will comply, in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such HMAUF SEC Document, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent that information contained in any HMAUF SEC Document has been revised or superseded by a later filed HMAUF SEC Document, none of the HMAUF SEC Documents contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of HMAUF included in the HMAUF SEC Documents (the “HMAUF Financial Statements”) comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with U.S. GAAP (except, in the case of unaudited statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial position of HMAUF as of the dates thereof and the consolidated results of HMAUF’s operations and cash flows as at the respective dates of and for the periods referred to in such financial statements (subject, in the case of unaudited financial statements, to normal year-end audit adjustments and the omission of notes to the extent permitted by Regulation S-X promulgated by the SEC). As of December 31, 2009, HMAUF qualified as a “foreign private issuer” and a “smaller reporting company” as such terms are defined in Rules 3b-4 and 12b-2, respectively, promulgated under the Exchange Act and has made all filings with the SEC and the OTCBB required by such status.

Section 5.8 Internal Accounting Controls.  HMAUF maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, and (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. HMAUF’s officers have established disclosure controls and procedures for HMAUF and designed such disclosure controls and procedures to ensure that material information relating to HMAUF is made known to the officers by others within those entities. HMAUF’s officers have evaluated the effectiveness of HMAUF’s controls and procedures and there is no material weakness, significant deficiency or control deficiency, in each case as such term is defined in Public Company Accounting Oversight Board Auditing Standard No. 2. Since December 31, 2009, there have been no significant changes in HMAUF’s internal controls or, to HMAUF’s Knowledge, in other factors that could significantly affect HMAUF’s internal controls.

Section 5.9 Absence of Certain Changes or Events.  Except as disclosed in Schedule 5.9, from the date of the most recent audited financial statements included in the filed HMAUF SEC Documents to the date of this Agreement, there has not been:

(a) any event, situation or effect (whether or not covered by insurance) that has resulted in is reasonably expected to result in, an HMAUF Material Adverse Effect;

(b) any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;

(c) any resignation or termination of employment of the Chief Executive Officer, Chief Financial Officer, President or the Secretary of HMAUF;

(d) any Lien created or suffered to exist by HMAUF, with respect to any of its material properties or assets, including the Trust Fund;

(e) any loans or guarantees made by HMAUF to or for the benefit of its officers, directors or employees, or any members of their immediate families, in each case, other than travel advances and other advances made in the ordinary course of its business;

(f) any declaration, setting aside or payment or other distribution in respect of any of HMAUF’s capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by HMAUF;

(g) any alteration of HMAUF’s method of accounting or the identity of its auditors;

(h) any issuance of equity securities to any officer, director, employee or affiliate; or

(i) any negotiations, arrangement or commitment by HMAUF to take any of the actions described in this Section 5.9.

Section 5.10 Undisclosed Liabilities.  Except as set forth in Schedule 5.10 or on the face of the HMAUF Financial Statements, HMAUF has no liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise due after the date hereof.

Section 5.11 Litigation.  There is no Litigation pending or threatened against HMAUF or its officers or directors in such capacity.

Section 5.12 Compliance with Applicable Laws.  HMAUF is in compliance in all material respects with all applicable Laws. HMAUF has not received any written communication since September 19, 2007 from a Governmental Entity alleging that HMAUF is not in compliance in any material respect with any applicable Law.

Section 5.13 Sarbanes-Oxley Act of 2002.  HMAUF is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) applicable to it as of the date hereof and as of the Closing. There has been no change in HMAUF’s accounting policies since inception except as described in the notes to the HMAUF Financial Statements. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC since inception, was accompanied by the certifications required to be filed or submitted by HMAUF’s chief executive officer and chief financial officer pursuant to the Sarbanes-Oxley Act, and at the time of filing or submission of each such certification, such certification was true and accurate and materially complied with the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder. Neither HMAUF, nor, to the Knowledge of HMAUF, any representative of HMAUF, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of HMAUF or its internal accounting controls, including any complaint, allegation, assertion or claim that HMAUF has engaged in questionable accounting or auditing practices, except for (a) any complaint, allegation, assertion or claim as has been resolved without any resulting change to HMAUF’s accounting or auditing practices, procedures methodologies or methods of HMAUF or its internal accounting controls, and (b) questions regarding such matters raised and resolved in the ordinary course of business in connection with the preparation and review of HMAUF’s financial statements and periodic reports. To the Knowledge of HMAUF, no attorney representing HMAUF, whether or not employed by HMAUF, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by HMAUF or any of its officers, directors, employees or agents to the HMAUF Board or any committee thereof or to any director or officer of HMAUF. To the Knowledge of HMAUF, no employee of HMAUF has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any applicable Law.

Section 5.14 Broker’s and Finders’ Fees.  Except as specified in Schedule 5.14 of the HMAUF Disclosure Schedule, HMAUF has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the Transactions.

Section 5.15 Minute Books.  The minute books of HMAUF made available to Honesty Group contain in all material respects a complete and accurate summary of all meetings of directors and stockholders or actions by written consent of HMAUF since inception and through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

Section 5.16 Board and Holder Approval.  The HMAUF Board of Directors has, on or prior to the date of this Agreement: (i) adopted resolutions approving the Share Exchange as a “Business Combination” (as such terms is defined in the HMAUF Constituent Documents) and setting forth the terms and conditions thereof, and declared the advisability of and approved this Agreement and the Transactions; (ii) determined that the Transactions are in the best interests of the stockholders of HMAUF, called an extraordinary general meeting of the shareholders of HMAUF, and recommended that the shareholders of HMAUF adopt and approve the Share Exchange, this Agreement and the Transactions, among other things; and (iii) determined that the fair market value of Honesty Group is equal to at least 80% of the Trust Fund, excluding deferred underwriting discounts and commissions, as provided in the HMAUF Constituent Documents.

Section 5.17 Over-the-Counter Bulletin Board Quotation.  The IPO Shares, the IPO Warrants and the IPO Units are quoted on the OTCBB. There is no Action pending or threatened against HMAUF by FINRA with respect to any intention by FINRA to prohibit or terminate the quotation of such securities on the OTCBB. The IPO Shares and IPO Warrants are registered pursuant to Section 12(g) of the Exchange Act and HMAUF has taken no action designed to, or which is likely to have the effect of, terminating the registration of such securities under the Exchange Act nor has HMAUF received any notification that the SEC is contemplating terminating such registration.

Section 5.18 Trust Fund.  Schedule 5.18 sets forth as of December 31, 2009 the U.S. dollar amount (including an accrual for the earned but uncollected interest thereon) held in the Trust Fund for use by HMAUF in connection with a “Business Combination” as set forth in the HMAUF Constituent Documents. Schedule 5.18 sets forth as of the date of this Agreement the dollar amount of the Trust Fund that represents deferred underwriting commissions which will be payable to the underwriters of the HMAUF IPO at the Closing. As of the Closing Date, the Net Trust Proceeds will equal at least $17,100,000 plus the amount of the Underwriter Fee Cap. The only conditions to the disbursement of the monies held in the Trust Fund on the Closing Date are the delivery of instructions to the trustee of the Trust Fund as contemplated by Section 10.1(g) and the consummation of the Transactions (other than the disbursement of such monies).

Section 5.19 Transactions with Affiliates and Employees.  Except as listed on Schedule 5.19, none of the officers or directors of HMAUF or any affiliate of HMAUF or such officers and directors or any employee of HMAUF is presently a party to any transaction with HMAUF that is required to be disclosed under Item 402 or Item 404(a) of Regulation S-K promulgated by the SEC other than for services as employees, officers and directors, including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Section 5.20 Material Contracts.  HMAUF has made available to Honesty Group, prior to the date of this Agreement, true, correct and complete copies of: (a) each material contract which would be considered a material contract pursuant to Item 601(b)(10) of Regulation S-K, (b) each agreement or instrument listed on Schedule 5.20, or (c) each agreement or instrument for borrowed money or pursuant to which HMAUF receives or pays amounts in excess of US $10,000 and all amendments, modifications or supplements thereto (each a “HMAUF Material Contract”). A list of the HMAUF Material Contracts is set forth on Schedule 5.20. HMAUF is not in violation of or in default under, nor does there exist any condition which upon the passage of time, the giving of notice or both would cause such a violation of or default under, any HMAUF Material Contract. To the Knowledge of HMAUF, no other Person has violated or breached, or committed any default in any material respect under any HMAUF Material Contract.

Section 5.21 Taxes.

(a) HMAUF has timely filed, or has caused to be timely filed on its behalf, all Tax Returns that are or were required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. There are no unpaid Taxes claimed to be due by any Governmental Entity in charge of taxation of any jurisdiction, nor any claim for additional Taxes for any period prior to the Closing Date.

(b) HMAUF has not received any notice that any Governmental Entity will audit or examine (except for any general audits or examinations routinely performed by such Governmental Entities), seek information with respect to, or make material claims or assessments with respect to any Taxes for any period. HMAUF has made available to Honesty Group copies of all Tax Returns, examination reports, and statements of deficiencies filed by, assessed against or agreed to by HMAUF for and during fiscal years 2007 (since inception), 2008 and 2009.

(c) The HMAUF Financial Statements reflect an adequate reserve for all Taxes payable by HMAUF (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all taxable periods and portions thereof through the date of such financial statements. HMAUF is neither a party to nor is it bound by any tax indemnity, tax sharing or similar agreement and HMAUF currently has no material liability and will not at Closing have any material liabilities for any Taxes of any other Person under any agreement or by the operation of any Law. No deficiency with respect to any Taxes has been proposed, asserted or assessed against HMAUF, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect on HMAUF.

Section 5.22 Foreign Corrupt Practices.  Neither HMAUF, nor, to HMAUF’s Knowledge, any officer, director, employee or representative of HMAUF has, in the course of its actions for, or on behalf of, HMAUF: (a) used any funds of HMAUF or due to HMAUF for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the FCPA; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee, except, in the case of clauses (a) and (b) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect on HMAUF.

Section 5.23 Money Laundering Laws.  The operations of HMAUF are and have been conducted at all times in compliance with Money Laundering Laws and no proceeding involving HMAUF with respect to the Money Laundering Laws is pending or, to the Knowledge of the officers of HMAUF, is threatened.

ARTICLE VI
PRE-CLOSING COVENANTS

Section 6.1 Conduct of the Business.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing Date, the Shareholders agree to cause Honesty Group and its Subsidiaries to use commercially reasonable efforts to (except to the extent expressly contemplated by this Agreement or as consented to in writing by HMAUF): (i) carry on the Business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or Taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact their present business organizations; (ii) use their commercially reasonable efforts consistent with past practice to keep available the services of their present executive officers and directors; and (iii) use their commercially reasonable efforts consistent with past practice to preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them.

(b) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which any of Honesty Group or its Subsidiaries is subject, between the date of this Agreement and the Closing Date, subject to HMAUF’s undertaking to use its commercially reasonable efforts to keep confidential and protect the trade secrets of Honesty Group and its Subsidiaries against any disclosure, the Shareholders shall cause Honesty Group and its Subsidiaries to permit, upon reasonable request, HMAUF and its representatives access at dates and times agreed upon by the applicable entity and HMAUF, to all of the books and records of Honesty Group and its Subsidiaries which HMAUF determines are necessary for the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with SEC rules and regulations, are necessary to consummate the Transactions, or are necessary to respond to requests of the SEC staff, HMAUF’s accountants and relevant Governmental Entities; provided, however, that HMAUF may make a disclosure otherwise prohibited by this Section 6.1 if required by applicable Law having jurisdiction over HMAUF subject to HMAUF’s compliance with Sections 9.2 and 9.3.

(c) The Shareholders agree to promptly notify HMAUF of any material event or occurrence not in the ordinary course of business that would have or is reasonably expected to have an Honesty Group Material Adverse Effect.

(d) Without limiting the generality of the foregoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly permitted by or provided for in this Agreement, none of the Shareholders shall do, allow, cause or permit any of the following actions to occur with respect to Honesty Group or any of its Subsidiaries without the prior written consent of HMAUF, which consent shall not be unreasonably delayed or withheld:

(i) Cause or permit any amendments to the Constituent Documents of Honesty Group or any of its Subsidiaries, except for such amendments made pursuant to applicable Law or as contemplated by this Agreement;

(ii) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock;

(iii) Enter into any new Material Contract other than in the ordinary course of business consistent with past practice, or violate, amend or otherwise modify or waive any of the terms of any existing Material Contract, other than in the ordinary course of business consistent with past practice;

(iv) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities;

(v) Transfer or license to any Person or entity any Intellectual Property owned by Honesty Group or its Subsidiaries other than the license of non-exclusive rights to Intellectual Property Rights in the ordinary course of business consistent with past practice;

(vi) Sell, lease, license or otherwise dispose of or encumber any of its properties or assets which are material, individually or in the aggregate, to the Business, taken as a whole, except in the ordinary course of business consistent with past practice;

(vii) Except in its ordinary course of business (including draws under existing lines of credit) or for the refinancing of indebtedness outstanding as of the date of this Agreement, incur any indebtedness for borrowed money, issue or sell any debt securities, or guarantee any debt securities of others, in excess of US$2,000,000 in the aggregate;

(viii) Except as required under applicable Law or agreements or pursuant to plans or arrangements existing on the date hereof: (v) take any action with respect to, adopt, enter into, terminate or amend any employment, severance, retirement, retention, incentive or similar agreement, arrangement or benefit plan for the benefit or welfare of any current or former director, executive officer or any collective bargaining agreement, (w) increase in any material respect the compensation or fringe benefits of, or pay any bonus to, any director, or executive officer, (x) materially amend or accelerate the payment, right to payment or vesting of any compensation or benefits, (y) pay any material benefit not provided for as of the date of this Agreement under any Honesty Group Benefit Plan, or (z) grant any awards under any bonus, incentive, performance or other compensation plan or arrangement or benefit plan, including the grant of stock options, stock appreciation rights, stock based or stock related awards, performance units or restricted stock, or the removal of existing restrictions in any benefit plans or agreements or awards made thereunder;

(ix) Agree in writing or otherwise to take any of the actions described in Sections 6.1(i) through (viii) above.

Section 6.2 Acquisition Proposals.

(a) None of the Shareholders shall take, or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of the Shareholders to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person other than HMAUF: (i) relating to the acquisition of any capital stock or other voting securities of Honesty Group or any of its Subsidiaries or any assets of Honesty Group or any of its Subsidiaries other than sales of assets in the ordinary course of business whether such acquisition is structured as a merger, consolidation, share exchange or other business combination (an “Acquisition Proposal”); (ii) to reach any agreement or understanding (whether or not such agreement or understanding is absolute, revocable, contingent or conditional) for, or otherwise attempt to consummate, any Acquisition Proposal; (iii) to participate in discussions or negotiations with or to furnish or cause to be furnished any material non-public information with respect to the Shareholders, Honesty Group or its Subsidiaries or afford access to the assets and properties or books and records of Honesty Group or its Subsidiaries to any Person, except as provided in Section 6.1, who any of the Shareholders or any such Person acting for or on their behalf knows or has reason to believe is in the process of considering any Acquisition Proposal relating to Honesty Group or any of its Subsidiaries; (iv) to participate in any discussions or negotiations regarding, furnish any material non-public information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing, or (v) to take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) The Shareholders will, and will cause Honesty Group and its Subsidiaries to, immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 6.2(a) above, if any. The Shareholders will promptly: (i) notify HMAUF if any of the Shareholders receives any proposal or inquiry or request for information in connection with an Acquisition Proposal, and (ii) notify HMAUF of the significant terms and conditions of any such Acquisition Proposal including the identity of the party making an Acquisition Proposal.

Section 6.3 Covenants of HMAUF.

(a) During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to Section 12.1 or the Closing Date, HMAUF agrees that HMAUF shall use commercially reasonable efforts contemplated by this Agreement or as consented to in writing by Honesty Group to: (i) carry on its business in the ordinary course in substantially the same manner as heretofore conducted, to pay debts and Taxes when due (subject to good faith disputes over such debts or taxes), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organizations; and (ii) use its commercially reasonable efforts consistent with past practice to keep available the services of its present officers, directors and employees.

(b) Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which HMAUF is subject, between the date of this Agreement and the Closing Date, subject to the Shareholders’ or Honesty Group’s undertaking to use its commercially reasonable efforts to keep confidential and protect the trade secrets of HMAUF against any disclosure, HMAUF shall permit, upon reasonable request, Honesty Group and its representatives access at dates and times agreed upon by HMAUF, to all of the books and records of which Honesty Group determines are necessary for the preparation and amendment of the Proxy Statement and such other filings or submissions in accordance with SEC rules and regulations as are necessary to consummate the Transactions and as are necessary to respond to requests of the SEC staff, Honesty Group’s accountants and relevant Governmental Entities; provided, however, that the Shareholders or Honesty Group may make a disclosure otherwise prohibited by this Section 6.1 if required by applicable Law having jurisdiction over the Shareholders or Honesty Group subject their compliance with Sections 9.2 and 9.3.

(c) HMAUF agrees to promptly notify Honesty Group of any material event or occurrence not in the ordinary course of its business and of any event that would have an HMAUF Material Adverse Effect.

(d) Without limiting the generality of the forgoing, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, except as expressly permitted by or provided for in this Agreement, HMAUF shall not do, allow, cause or permit any of the following actions to occur without the prior written consent of Honesty Group:

(i) Any amendments in its Constituent Documents except for such amendments required by applicable Law or the rules and regulations of the SEC or OTCBB or as are contemplated by this Agreement;

(ii) Change any method of accounting or accounting principles or practices by HMAUF, except for any such change made pursuant to applicable Law or by a change in U.S. GAAP;

(iii) Fail to timely file or furnish to or with the SEC all reports, schedules, forms, statements and other documents required to be filed or furnished;

(iv) Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock, or enter into any agreement or commitment with respect to the foregoing other than (x) redemptions required under HMAUF’s Constituent Documents as a result of exercise of redemption rights in connection with the HMAUF Holders Meeting or the Transactions, (y) the entry into Forward Purchase Contracts with a purchase price equal to or less than $8.00 per IPO Share, and (z) the purchase of IPO Shares pursuant to a Forward Purchase Contract;

(v) Except in connection with Forward Purchase Contracts, sell, lease or otherwise dispose of or encumber any of its properties or assets or incur expenses in connection with this Agreement and the Transactions in excess of US $1,000,000;

(vi) Enter into any new HMAUF Material Contract, or violate, amend or otherwise modify or waive any of the terms of any existing HMAUF Material Contract;

(vii) Issue, deliver or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities other than the issuance of HMAUF Shares to holders of currently outstanding and exercisable convertible or exercisable derivative securities convertible or exercised in accordance with their existing terms;

(viii) Incur any obligation for borrowed money or issue or sell any debt securities or guarantee any debt securities of others;

(ix) Acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire any assets which are material, individually or in the aggregate, or acquire any equity securities of any corporation, partnership, association or business organization;

(x) Initiate, compromise or settle any Litigation or arbitration proceedings; and

(xi) Agree in writing or otherwise to take any of the actions described in Sections 6.3 clauses (i) through (x) above.

ARTICLE VII
ADDITIONAL COVENANTS OF THE SHAREHOLDERS

Section 7.1 Fulfillment of Conditions.  The Shareholders shall use their commercially reasonable efforts to fulfill the conditions specified in Section 10.2 to the extent that the fulfillment of such conditions is within their control. The foregoing obligation includes (a) executing and delivering documents necessary or desirable to consummate the Transactions, (b) assisting or causing the officers of Honesty Group and its Subsidiaries to assist in meeting with potential investors in HMAUF and other shareholders of HMAUF, at mutually agreed times and places, to effect the HMAUF Recapitalization Events, to obtain the approval of the Transactions by the shareholders of HMAUF, and to obtain the consents necessary to approve the Warrant Amendment, and (c) taking or refraining from taking such actions as may be necessary to fulfill such conditions.

Section 7.2 Regulatory and Other Authorizations; Notices and Consents.  The Shareholders shall use their commercially reasonable efforts to obtain all material Consents that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the Transaction Documents and will cooperate with HMAUF in promptly seeking to obtain all such Consents; provided, however, that the Shareholders shall have no obligation to give any guarantee or other consideration of any nature in connection with the seeking of such Consent or to consent to any change in the terms of any agreement or arrangement which the Majority Shareholder in its reasonable discretion may deem adverse to the interests of the Shareholders, the Business or HMAUF.

Section 7.3 Interim Taxes.  From the date hereof through the Closing Date, each of Honesty Group and its Subsidiaries, consistent with past practice, shall: (a) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Entities subject to extensions permitted by law and properly granted by the appropriate authority; provided, that Honesty Group shall promptly notify HMAUF that any of Honesty Group and its Subsidiaries is availing itself of such extensions, and (b) pay all Taxes shown as due on such Tax Returns.

Section 7.4 Proxy Statement.  Each of the Shareholders shall use commercially reasonable efforts to provide promptly to HMAUF such information concerning the business, operations and consolidated financial statements of Honesty Group as may reasonably be required for inclusion in the Proxy Statement of HMAUF as a “foreign private issuer”, shall direct that its counsel cooperate with HMAUF’s counsel in the preparation of the Proxy Statement, and shall request the cooperation of Honesty Group’s auditors with HMAUF’s auditors in the preparation of the Proxy Statement. None of the information supplied or to be supplied by or on behalf of the Shareholders for inclusion in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC as an exhibit to a Form 6-K of HMAUF and sent to the shareholders of HMAUF, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If any information provided by the Shareholders is discovered or any event occurs with respect to any of the Shareholders, or any change occurs with respect to the other information provided by the Shareholders included in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Shareholders shall notify HMAUF promptly of such event.

Section 7.5 Trust Fund Covenant not to Sue.  In consideration of HMAUF’s entry into this Agreement, each of the Shareholders and Honesty Group waives all right, title, interest or claim of any kind against the Trust Fund that any of the Shareholders or Honesty Group has or may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with HMAUF, and will not seek recourse against the Trust Fund.

Section 7.6 Closing Date.  The Shareholders acknowledge that pursuant to the HMAUF Constituent Documents HMAUF must consummate the Transactions contemplated by this Agreement no later than March 12, 2010 and, at the request of HMAUF, shall use their commercially reasonable efforts to assist HMAUF in seeking a required amendment to the HMAUF Constituent Documents if necessary to extend such date in order to consummate the Transactions contemplated by this Agreement.

Section 7.7 Lock-Up.  Each Shareholder agrees with HMAUF that, during the six months following the Closing Date (the “Restriction Period”), except with the written consent of the Board of Directors of HMAUF, it shall not offer, sell, contract to sell, pledge or otherwise dispose of, or enter into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the SEC in respect of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any HMAUF Shares, received on the Closing Date. Beneficial ownership shall be calculated in accordance with Rule 13d-3 under the Exchange Act. In connection with this covenant, HMAUF may give stop-transfer instructions to its transfer agent preventing its transfer agent from effecting any actions in violation of this Section 7.7 through the end of the Restriction Period.

Section 7.8 Transfer Restrictions.  Any offers and sales of the HMAUF Shares by the Shareholders will be made only pursuant to a registration of the HMAUF Shares under the Securities Act and any other applicable Laws or pursuant to an exemption from such registration requirements. Any transfer pursuant to a registration exemption will be made only after delivery to HMAUF of an opinion of counsel, reasonably satisfactory to HMAUF, that the transaction is exempt from such registration requirements and otherwise in accordance with the legend on such certificate.

Section 7.9 Legend.  Each Shareholder agrees that the certificates representing the HMAUF Shares issued pursuant to this Agreement shall contain a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE OR OTHER SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION

STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

ARTICLE VIII
ADDITIONAL COVENANTS OF HMAUF

Section 8.1 Recapitalization of HMAUF.  HMAUF shall use commercially reasonable efforts to: (a) cause sufficient IPO Shares to be held by investors who have agreed to vote the IPO Shares acquired in favor of the proposals at the HMAUF Holders Meeting to approve such proposals; (b) cause sufficient IPO Shares to be held by investors to result in the Net Trust Proceeds being at least $25,000,000; and (c) cause the holders of sufficient IPO Warrants to consent to the Warrant Amendment and to cause the Warrant Amendment to become effective (collectively, the “HMAUF Recapitalization Events”).

Section 8.2 Reduction in Underwriter’s Discount.  HMAUF shall use commercially reasonable efforts to cause Broadband Capital Management LLC and Chardan Capital Markets, LLC, the underwriters of the HMAUF IPO (“Underwriters”), to agree to reduce the $1,190,000 in deferred underwriting fees pursuant to the terms of the Underwriting Agreement, dated March 7, 2008, between HMAUF and Broadband Capital Management LLC for itself and as agent for Chardan Capital Markets, LLC (the “Underwriting Agreement”) to an amount (the “Underwriter Fee Cap”) equal to the greater of (a) $100,000, or (b) the result of (i) $1,190,000, multiplied by (ii) the amount, if any, by which (x) the percentage obtained by dividing the Net Trust Proceeds by $33,484,881, exceeds (y) fifty percent (50%).

Section 8.3 Proxy Statement, SEC Filings and HMAUF Holders Meeting.

(a) HMAUF shall cause an extraordinary general meeting of its shareholders and a special meeting of its warrantholders (collectively, the “HMAUF Holders Meeting”) to be duly called and held as soon as reasonably practicable but not later than March 11, 2010 for the purpose of voting on, or obtaining the consent to, the adoption and approval of, among others, this Agreement, the Share Exchange, the Transactions and the Warrant Amendment. The board of directors of HMAUF shall recommend to its shareholders and warrantholders that they vote in favor of or consent to the adoption of such matters. In connection with the HMAUF Holders Meeting, HMAUF (i) shall use commercially reasonable efforts to file with the SEC as promptly as practicable the Proxy Statement, (ii) upon such filing, will mail to its shareholders and warrantholders the Proxy Statement, form of proxy (including a consent to the Warrant Amendment) and any other proxy and consent solicitation materials, (iii) will use commercially reasonable efforts to obtain the necessary approvals or consents by its shareholders and warrantholders of this Agreement, the Warrant Amendment and the Transactions contemplated hereby, and (iv) will otherwise comply with all Laws applicable to the HMAUF Holders Meeting.

(b) HMAUF shall use commercially reasonable efforts to prepare and file with the SEC the Proxy Statement as an exhibit to a Form 6-K in accordance with applicable law, including The Companies Law of the Cayman Islands, with respect to the solicitation of proxies to vote at the HMAUF Holders Meeting with respect to: (i) an ordinary resolution approving this Agreement, the Share Exchange and the Transactions, subject to the approval requirements set forth in the HMAUF Constituent Documents; (ii) an extraordinary resolution approving a change in the name of HMAUF to “SGOCO Technology Ltd.”; and (iii) approving adjournment of the HMAUF Holders Meeting from time to time as necessary to solicit additional proxies in favor of the foregoing proposals, or otherwise in accordance with applicable Law. The Proxy Statement shall also contain a solicitation of consents of the holders of IPO

Warrants and Sponsor Warrants to the Warrant Amendment and the adjournment of the HMAUF Holders Meeting from time to time as necessary to solicit additional proxies or consents.

(c) The Proxy Statement shall contain such information concerning the business, operations and consolidated financial statements of HMAUF and Honesty Group as may reasonably be required for inclusion in the Proxy Statement of HMAUF as a “foreign private issuer” and by The Companies Law of the Cayman Islands. HMAUF shall direct that its counsel cooperate with Honesty Group’s counsel to permit the review of the Proxy Statement on behalf of Honesty Group, and shall request the cooperation of HMAUF’s auditors with Honesty Group’s auditors in the preparation of any financial information regarding Honesty Group included in the Proxy Statement. None of the information supplied or to be supplied by or on behalf of HMAUF for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is filed with the SEC as an exhibit to a Form 6-K of HMAUF and sent to the shareholders of HMAUF, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. If, at any time prior to the HMAUF Holders Meeting any information regarding HMAUF is discovered, or any change occurs with respect to the information included in the Proxy Statement which is required to be described in an amendment of, or a supplement to, the Proxy Statement so that such document does not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, HMAUF shall promptly make such change and take such actions as may be required to provide such information to its shareholders prior to the HMAUF Holders Meeting.

(d) HMAUF shall promptly provide to the Shareholders all correspondence received from and to be sent to the SEC and shall not make any filings or amendments to the filings with the SEC without: (i) providing Honesty Group and its counsel with the opportunity to review and comment on such filings or any responses to the SEC, and (ii) the prior consent of Honesty Group, which consent shall not be unreasonably delayed or withheld. In addition, HMAUF shall use commercially reasonable efforts to cause the SEC to permit counsel to Honesty Group to participate in the SEC conversations on issues related to HMAUF’s SEC filings together with HMAUF and its counsel.

Section 8.4 Fulfillment of Conditions.  From the date hereof to the Closing Date, HMAUF shall use its commercially reasonable efforts to fulfill the conditions specified in Section 10.1. The foregoing obligation includes, without limitation: (a) executing and delivering documents necessary or desirable to consummate the Transactions, (b) taking such actions as may be necessary or desirable to effect the HMAUF Recapitalization Events and as may be necessary, to obtain the approval of the Transactions by the shareholders of HMAUF, and to obtain the consents necessary to approve the Warrant Amendment, and (c) taking or refraining from taking such actions as may be necessary to fulfill such conditions.

Section 8.5 Regulatory and Other Authorizations; Notices and Consents.  HMAUF shall use its commercially reasonable efforts to obtain all Consents of all Governmental Entities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement and the Transaction Documents to which it is a party and shall cooperate fully with Honesty Group in promptly seeking to obtain all such authorizations, consents, orders and approvals (and in such regard use commercially reasonable efforts to cause the relevant Governmental Entities to permit Honesty Group and/or its counsel to participate in the conversations and correspondence with such Governmental Entities together with HMAUF’s counsel).

Section 8.6 Exclusivity; No Other Negotiations.

(a) HMAUF shall not take or authorize or permit any investment banker, financial advisor, attorney, accountant or other Person retained by or acting for or on behalf of HMAUF to take, directly or indirectly, any action to initiate, assist, solicit, negotiate, or encourage any offer, inquiry or proposal from any Person: (i) relating to the acquisition by HMAUF of that Person (regardless of the structure of any such acquisitions) or any affiliate of that Person, or (ii) take any other action that is inconsistent with the Transactions and that has the effect of avoiding the Closing contemplated hereby.

(b) HMAUF shall immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the actions set forth in Section 8.6(a) above, if applicable. HMAUF shall promptly (i) notify the Majority Shareholder if HMAUF receives any such proposal or inquiry or request for information in connection with such proposal and (ii) notify the Majority Shareholder of the significant terms and conditions of any such proposal including the identity of the party making the proposal.

Section 8.7 HMAUF Taxes.  From the date hereof through the Closing Date, HMAUF, consistent with past practice, shall (i) duly and timely file all Tax Returns and other documents required to be filed by it with applicable Governmental Entities, the failure to file of which could have an HMAUF Material Adverse Effect, subject to extensions permitted by law and properly granted by the appropriate authority; provided, that HMAUF promptly notifies Honesty Group that HMAUF is availing itself of such extensions, and (ii) pay all Taxes shown as due on such Tax Returns.

ARTICLE IX
ADDITIONAL AGREEMENTS AND COVENANTS

Section 9.1 Disclosure Schedules.  Each of the parties shall, as of the Closing Date, supplement or amend its respective Disclosure Schedules being delivered concurrently with the execution of this Agreement with respect to any matter hereafter arising or discovered. The obligations of the parties to amend or supplement their respective Disclosure Schedules being delivered herewith shall terminate on the Closing Date. Notwithstanding any such amendment or supplementation, the representations and warranties of the parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement except with respect to changes required or permitted by this Agreement.

Section 9.2 Confidentiality.  Between the date hereof and the Closing Date, each of HMAUF, the Shareholders, Honesty Group and its Subsidiaries and their related officers, directors, employees and advisors, shall hold in strict confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system, all documents and information concerning the other party furnished to it by such other party or its advisors in connection with the Transactions, except to the extent that such information can be shown to have been (a) previously known by the party to which it was furnished, (b) in the public domain through no fault of such party, or (c) later lawfully acquired by the party to which it was furnished from other sources, not under a duty of confidentiality with the party furnishing the information, and each party shall not release or disclose such information to any other Person, except its advisors in connection with this Agreement. Each party shall be deemed to have satisfied its obligations to hold confidential information concerning or supplied by the other party in connection with the Transactions, if it exercises the same care as it takes to preserve confidentiality for its own similar information. For the avoidance of doubt, any disclosure of information required to be included by HMAUF or the Shareholders in their respective filings with the SEC or as required by applicable Laws will not be a violation of this Section 9.2.

Section 9.3 Public Announcements.  From the date of this Agreement until the Closing or termination of this Agreement, HMAUF and each of the Shareholders shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the Transactions governed by it, and none of the foregoing shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Transactions without the prior consent of HMAUF (in the case of Shareholders) or the Majority Shareholder (in the case of HMAUF), except as required by Law or by the rules and regulations of, or pursuant to any agreement, rules or regulations of, the relevant stock exchange or trading system. Each party will not unreasonably withhold approval from the others with respect to any press release or public announcement. If any party determines with the advice of counsel that it is required to make this Agreement and the terms of the Transactions public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other parties and disclose only such information as is legally compelled to be disclosed. This provision will not apply to communications by any party to its counsel, accountants and other professional advisors.

Section 9.4 Board Composition.  Effective the Closing Date, the current directors of HMAUF shall elect (i) two individuals to serve as directors of HMAUF, and (ii) certain other Persons to be selected and nominated by Honesty Group such that a majority of the combined Board will consist of independent directors, of which one shall have U.S. GAAP experience. Simultaneously therewith, all other current directors of HMAUF shall resign as directors of HMAUF.

Section 9.5 Fees and Expenses.  In the event that there is no Closing of the Transactions contemplated by this Agreement, all fees and expenses incurred in connection with this Agreement shall be paid by the party incurring such fees or expenses.

ARTICLE X
CONDITIONS TO CLOSING

Section 10.1 Shareholders Conditions Precedent.  The obligations of the Shareholders to enter into and complete the Closing are subject, at the option of the Majority Shareholder, to the fulfillment on or prior to the Closing Date of the following conditions by HMAUF, any one or more of which may be waived by the Majority Stockholder in writing:

(a) Representations and Covenants.  The representations and warranties of HMAUF contained in this Agreement shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or is not reasonably expected to have an HMAUF Material Adverse Effect and HMAUF shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date. HMAUF shall have delivered to the Majority Stockholder a certificate, dated the Closing Date, to the foregoing effect and certifying that attached thereto is a true, correct and complete schedule listing each Forward Purchase Contract then in effect, the number of HMAUF Shares with respect to which redemption rights were exercised, and the number of IPO Warrants that will be surrendered for cancellation pursuant to the Warrant Amendment.

(b) Obligations to Underwriters.  The obligations of HMAUF to the Underwriters for commissions and fees related to the HMAUF IPO shall have been reduced to not more than the Underwriter Fee Cap.

(c) Net Trust Proceeds.  The Net Trust Proceeds shall equal not less than $17,100,000 plus the amount of the Underwriter Fee Cap.

(d) Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Entities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with the Transactions, or (ii) has or may have, in the reasonable opinion of Honesty Group, an HMAUF Material Adverse Effect.

(e) Warrant Amendment.  The Warrant Amendment shall have been effected in accordance with the terms of the Warrant Agreement, the IPO Warrants and the Sponsor Warrants.

(f) Approval by HMAUF’s Shareholders.  This Agreement, the Share Exchange and the Transactions shall have been adopted and approved by holders of a majority of the issued and outstanding IPO Shares in accordance with The Companies Law of the Cayman Islands and other applicable Laws and HMAUF’s Constituent Documents, and the aggregate number of IPO Shares held by shareholders of HMAUF who have exercised or continue to have the right to exercise their redemption rights with respect to their IPO Shares in accordance with the HMAUF Constituent Documents shall be less than thirty percent (30%) of the IPO Shares.

(g) Notice to Trustee.  HMAUF shall have, prior to the Closing, delivered to the trustee of the Trust Fund instructions to disburse on the Closing Date to HMAUF and the Underwriters the monies in the Trust Fund in accordance with the documents governing the Trust Fund.

(h) Resignations.  Effective as of the Closing, the directors and officers of HMAUF who are not continuing directors and the officers of HMAUF shall have resigned and the copies of the resignation letters of such directors and officers shall have been delivered to HMAUF, stating, among others, that they shall have no claim for employment compensation in any form from HMAUF except for any reimbursement of outstanding expenses existing as of the date of such resignation.

(i) SEC Reports.  HMAUF shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date, including this Agreement and the Proxy Statement as exhibits.

(j) OTCBB Quotation.  HMAUF shall have maintained its status as a company whose ordinary shares and warrants are quoted on the OTCBB and no reason shall exist as to why such status shall not continue immediately following the Closing.

(k) Secretary’s Certificate.  Honesty Group shall have received a certificate from HMAUF, signed by its Secretary, certifying (i) that the attached copies of the HMAUF Constituent Documents and resolutions of the HMAUF Board approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect, (ii) the results of the votes taken at the HMAUF Holders Meeting, and (iii) the holders of IPO Shares who have exercised their redemption rights and the number of IPO Shares with respect to which redemption rights have been exercised.

(l) Deliveries.  The other deliveries required to be made by HMAUF in Section 11.2 shall have been made.

(m) Governmental Approvals.  HMAUF and Honesty Group shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions, including such approvals, waivers and consents as may be required under the Laws of Hong Kong, the Cayman Islands and the PRC.

(n) Transaction Documents.  The Transaction Documents to which it is a party shall have been executed and delivered by HMAUF.

(o) Surrender Documents.  The Sponsors shall have executed and delivered the Escrow Agreement and shall have executed and delivered to the Escrow Agent and the Company all HMAUF Shares, certificates and documents required to be delivered by the Sponsor Agreement.

(p) Share Exchange Documents.  The following documents shall have been executed and delivered by HMAUF: (i) the certificates for the HMAUF Shares issuable to the Shareholders on the Closing Date; and (ii) the certificates for the HMAUF Shares to be held by the Escrow Agent.

(q) Opinions.  The Shareholders shall have received legal opinions of HMAUF’s legal counsel in the Cayman Islands and the United States of America which opinions shall be in form and substance reasonably acceptable to the Shareholders.

(r) Certificate of Good Standing.  The Shareholders shall have received a certificate of good standing for HMAUF under Cayman Islands Law.

(s) Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any HMAUF conduct or operation of the business of HMAUF following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(t) SEC Actions.  No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against HMAUF or any of its officers or directors.

(u) RedBridge Assumption.  HMAUF shall have assumed the obligations of Honesty Group and Guanke under the Engagement Letter by and between Guanke and RedBridge Group, Ltd. (“RedBridge”), dated as of February 4, 2009, and amended on February 10, 2010.

Section 10.2 HMAUF Conditions Precedent.  The obligations of HMAUF to enter into and complete the Closing are subject, at the option of HMAUF, to the fulfillment on or prior to the Closing Date of the following conditions by each of the Shareholders, any one or more of which may be waived by HMAUF in writing:

(a) Representations and Covenants.  The representations and warranties of each of the Shareholders contained in this Agreement shall be true on and as of the Closing Date, except where the failure of such representations or warranties to be so true and correct, individually or in the aggregate, has not had or would not reasonably be expected to have on Honesty Group Material Adverse Effect and each of the Shareholders shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by each of them on or prior to the Closing Date, and the Shareholders shall have delivered to HMAUF certificates, dated the Closing Date, to the foregoing effect.

(b) Litigation.  No action, suit or proceeding (i) shall have been instituted before any court or governmental or regulatory body or instituted by any Governmental Entities to restrain, modify or prevent the carrying out of the Transactions, or to seek damages or a discovery order in connection with such Transactions, or (ii) has or may have, in the reasonable opinion of HMAUF, on Honesty Group Material Adverse Effect.

(c) No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2009 which has had or is reasonably likely to cause an Honesty Group Material Adverse Effect.

(d) Approval by HMAUF’s Shareholders.  This Agreement, the Share Exchange and the Transactions shall have been approved by the affirmative vote of the holders of a majority of the IPO Shares in accordance with HMAUF Constituent Documents, and the aggregate number of IPO Shares held by shareholders of HMAUF who have exercised or continue to have the right to exercise their redemption rights with respect to their IPO Shares in accordance with the HMAUF Constituent Documents shall be less than thirty percent (30%) of the IPO Shares.

(e) Opinions.  HMAUF shall have received legal opinions of Honesty Group’s legal counsel in the PRC and the British Virgin Islands, which opinions shall be in form and substance reasonably acceptable to HMAUF.

(f) Officer’s Certificate.  HMAUF shall have received a certificate from each of the Shareholders that is not an individual signed by an authorized officer or representative of such party, respectively, certifying that the attached copies of each such party’s Constituent Documents and resolutions or other authorizing documents approving the Agreement and the Transactions are all true, complete and correct and remain in full force and effect.

(g) Certificates of Good Standing.  HMAUF shall have received a certificate of good standing or equivalent under the applicable Law of Honesty Group and each of its Subsidiaries.

(h) Injunctions or Restraints on Conduct of Business.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting Honesty Group’s conduct or operation of its business or the Business following the Share Exchange shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(i) Deliveries.  All other deliveries required to be made by the Shareholders in Section 11.2 shall have been made by them.

(j) Governmental Approvals.  HMAUF and Honesty Group shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with this Agreement and the Transactions, including such approvals, waivers and consents as may be required under the Laws of Hong Kong, the Cayman Islands and the PRC.

(k) Transaction Documents.  The Transaction Documents to which it is a party shall have been executed and delivered by each Shareholder and Honesty Group.

(l) Share Exchange Documents.  The following documents shall have been executed and delivered by each Shareholder: (i) certificates representing the Honesty Group Shares, which shares represent in the aggregate the right, title and interest in and to all the outstanding share capital of Honesty Group free and clear of all Liens; and (ii) all stock powers and related documents as may be necessary to effect the transfer of the Honesty Group Shares to HMAUF, and Honesty Group shall have delivered a duly certified copy of the updated register of members of Honesty Group reflecting the acquisition by HMAUF of the Honesty Group Shares.

(m) SEC Actions.  No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against HMAUF or any of its officers or directors.

ARTICLE XI
CLOSING

Section 11.1 The Closing.  Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement shall take place at a closing (the “Closing”) to be held at 10:00 a.m., local time, on the fourth business day after the date on which the last of the conditions to the Closing set forth in Article X is fulfilled, at the offices of Loeb & Loeb LLP, 345 Park Avenue, New York, New York, or at such other time, date or place as the parties may agree upon orally or in writing. The date on which the Closing occurs is referred to herein as the “Closing Date”.

Section 11.2 Deliveries.

(a) Each Shareholder.  At the Closing, each Shareholder shall:

(i) assign and transfer to HMAUF all of such Shareholder’s right, title and interest in and to the Honesty Group ordinary shares owned of record by such Shareholder as set forth on Annex I hereto and any other equity rights such Shareholder may have in Honesty Group or any of its Subsidiaries and deliver to HMAUF the certificates representing or documents evidencing such ordinary shares and any other equity rights, duly endorsed for transfer and free and clear of any Liens, and

(ii) deliver to HMAUF the certificates, opinions and other agreements and instruments contemplated by this Agreement or the other Transaction Documents to be delivered by such Shareholder.

(b) HMAUF.  At the Closing, HMAUF shall:

(i) issue and deliver to each Shareholder one or more certificates in the name of such Shareholder representing such Shareholder’s portion of the 8,500,000 HMAUF Shares to be delivered to the Shareholders at the Closing determined by multiplying such Shareholder’s percentage interest in Honesty Group as set forth on Annex I hereto by 8,500,000;

(ii) deliver to the Escrow Agent certificates representing the 5,800,000 HMAUF Shares to be delivered to the Shareholders by the Escrow Agent upon the achievement of the Earn-Out Milestones as provided in Section 2.1(b) in the names of the Shareholders and in denominations which would permit the Escrow Agent to deliver certificates in the appropriate amount to each Shareholder on the First Earn-Out Milestone Date and the Second Earn-Out Milestone Date, and

(iii) the certificates, opinions and other agreements and instruments contemplated by this Agreement or the other Transaction Documents.

Section 11.3 Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the parties shall execute and deliver such other documents and instruments, provide such other materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and the other Transaction Documents to which it is a party. The representations and warranties of the parties terminate upon the Closing of the Transactions.

ARTICLE XII
TERMINATION

Section 12.1 Termination.  Unless waived by the parties hereto in writing, this Agreement and the Transactions may be terminated and/or abandoned at any time but not later than the Closing:

(a) by mutual written consent of HMAUF and the Majority Shareholder;

(b) by either HMAUF or the Majority Shareholder, if the Closing has not occurred by the later of: (i) March 10, 2010, (ii) such other date as the shareholders of HMAUF may agree to extend the corporate existence of HMAUF, or (iii) such other date that has been agreed by the parties in writing;

(c) by the Majority Shareholder, if there has been a breach by HMAUF of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of the Shareholders at the Closing under Section 10.1 and such violation or breach has not been waived by the Majority Shareholder or cured by HMAUF within ten (10) business days after written notice thereof from the Majority Shareholder;

(d) by HMAUF, if there has been a breach by any Shareholder of any representation, warranty, covenant or agreement contained in this Agreement which has prevented the satisfaction of the conditions to the obligations of HMAUF at the Closing under Section 10.2 and such violation or breach has not been waived by HMAUF or cured by the Shareholders within ten (10) business days after written notice thereof from HMAUF;

(e) by the Majority Shareholder, if the HMAUF Board (or any committee thereof) shall have failed to recommend or shall have withdrawn or modified in a manner adverse to the Shareholders its approval or recommendation of this Agreement and the Transactions;

(f) by either HMAUF or the Majority Shareholder, if, at the HMAUF Holders Meeting (including any adjournments thereof), this Agreement and the Share Exchange shall fail to be approved by the affirmative vote of the holders of a majority of the IPO Shares in accordance with HMAUF Constituent Documents, or the holders of IPO Shares exercise their redemption rights with respect to IPO Shares in accordance with the HMAUF Constituent Documents with respect to thirty percent (30%) or more of the IPO Shares.

Section 12.2 Effect of Termination.

(a) In the event of termination and abandonment by either HMAUF or the Majority Shareholder pursuant to Section 12.1 hereof, written notice thereof shall forthwith be given to the other party, and except as set forth in this Article XII, all further obligations of the Parties shall terminate, no party shall have any right against the other party hereto, and each party shall bear its own costs and expenses.

(b) If this Agreement and the Transactions contemplated by this Agreement are terminated and/or abandoned as provided herein all confidential information received by any party or their respective officers, directors, employees or advisors hereto with respect to the other parties hereto shall be treated in accordance with Section 9.2 and 9.3 hereof, which shall survive such termination or abandonment. The following other provisions shall survive termination of this Agreement: Section 9.5 and Article XIII.

ARTICLE XIII
MISCELLANEOUS

Section 13.1 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the addresses set forth on the signature pages and Annex I hereto (or at such other address for a party as shall be specified in writing to all other parties).

Section 13.2 Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed by HMAUF and the Majority Stockholder; provided, no Shareholder who has not consented thereto shall be bound by any such amendment if such amendment would reduce the number of HMAUF Shares that such Shareholder would receive in the Transactions or reduce such Shareholder’s percentage interest in HMAUF after the Closing. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

Section 13.3 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

Section 13.4 Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Execution and delivery of this Agreement by facsimile or other electronic transmission evidencing a manual signature is legal, valid and binding for all purposes.

Section 13.5 Entire Agreement; Third Person Beneficiaries.  This Agreement, taken together with all Exhibits, Annexes and Schedules hereto (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions, and (b) is not intended to confer upon any Person other than the Parties and Honesty Group and its Subsidiaries any rights or remedies.

Section 13.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

Section 13.7 Jurisdiction, Venue and Waiver of Jury Trial.

(a) Each party irrevocably submits to the exclusive jurisdiction of the state courts of the State of New York and the United States District Court for the Southern District of New York for the purposes of any suit, action or other proceeding arising out of or relating to this Agreement and the Transactions. Each party agrees to commence any action, suit or proceeding relating hereto only in either such court. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement, or any of the Transactions in the state courts of the State of New York, or the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each Party further irrevocably consents to the service of process out of any of the aforementioned courts in any such suit, action or other proceeding by the mailing of copies thereof by mail or recognized international courier to such party at its address set forth in this Agreement, such service of process to be effective upon acknowledgment of receipt of such registered mail; provided that nothing in this Section 13.7(a) shall affect the right of any party to serve legal process in any other manner permitted by law. The consent to jurisdiction set forth in this Section 13.7(a) shall not constitute a general consent to service of process in the State of New York and shall have no effect for any purpose except as provided in this Section 13.7(a). The Parties agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN CONNECTION WITH ANY LITIGATION ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS.

Section 13.8 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 13.9 Specific Performance.  HMAUF and the Shareholders each agree that (a) the other would be irreparably damaged and that money damages would not adequately compensate the other for a breach by HMAUF on the one hand or the Shareholders on the other hand, and (b) that HMAUF and the Shareholders shall therefore be entitled to specifically enforce the obligations of the Shareholders and HMAUF, respectively, to consummate the Transactions subject only to the conditions of such obligations expressly contained in this Agreement or the Transaction Documents.

Section 13.10 Governing Language.  This Agreement shall be governed and interpreted in accordance with the English language.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

HAMBRECHT ASIA ACQUISITION CORP.
By: /s/ John Wang Name: John Wang Title: Chief Executive Officer
Address for Notice: 13/F Tower 2 New World Tower 18 Queens Road Central Hong Kong Attn: John Wang, Chief Executive Officer

SUN ZONE INVESTMENTS LIMITED
By: /s/ Or Tin Man Name: Or Tin Man Title: Owner
/s/ Ting Sze Kit Sze Kit Ting

HONESTY GROUP HOLDINGS LIMITED
By: /s/ Burnette Or Name: Burnette Or Title: President
Address for Notice:

Honesty Group Holdings Limited
c/o Guanke (Fujian) Electron Technological Industry Co. Ltd.
SGOCO Technology Park
Loushan, Jinjiang City
Fujian, China 32200
Attn: Burnette Or, President

[Signature Page to Share Exchange Agreement]

ANNEX I

SHAREHOLDERS OF HONESTY GROUP HOLDINGS LIMITED

Name of Shareholder	Address for Notice	Jurisdiction of Organization	Number of Shares	Percentage Ownership
Sun Zone Investments Limited	c/o Guanke (Fujian) Electron Technological Industry Co. Ltd. SGOCO Technology Park Loushan, Jinjiang City Fujian, China 32200 Attn: Burnette Or, President	British Virgin Islands	8,000	80%
Sze Kit Ting	Room 2101, 21/F., Block B, Healthy Gardens, No. 560 King’s Road, North Point, Hong Kong	NA	2,000	20%

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